                                                       Registration No. 333-3837

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                                       TO
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                             NAI TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

        New York                         3575                   11-1798773
(State or other jurisdiction (Primary Standard Industrial    (I.R.S. Employer
   of incorporation or       Classification Code Number)  Identification Number)
      organization)


                               282 New York Avenue
                           Huntington, New York 11743
                                 (516) 271-5685
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Richard A. Schneider
                             NAI Technologies, Inc.
                               282 New York Avenue
                           Huntington, New York 11743
                                 (516) 271-5685
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                              David F. Kroenlein, Esq.
                          Whitman Breed Abbott & Morgan
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 351-3000


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

             12% Convertible Subordinated Promissory Notes Due 2001
                   3,847,237 Warrants to Purchase Common Stock
                        8,065,123 Shares of Common Stock


                             NAI TECHNOLOGIES, INC.



     This Prospectus relates to the offering from time to time of up to (i) $5,208,500 principal amount of 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") of NAI Technologies, Inc. (the "Company") by the holders thereof (the "Noteholders"), (ii) 3,847,237 Warrants to Purchase Common Stock (the "Warrants") of the Company by the holders thereof (the "Warrantholders") and the exercise of the Warrants by subsequent holders thereof, and (iii) an aggregate of 8,065,123 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of the Company by the holders thereof (the "Shareholders"), consisting of (1) 2,604,250 shares of Common Stock which may be issued upon the conversion of the Notes, (2) 3,847,237 shares of Common Stock which may be issued upon the exercise of the Warrants, (3) 1,000,000 shares of Common Stock (the "Holmes Shares") previously issued to Charles S. Holmes upon the conversion of a Note in the aggregate unpaid principal amount of $2,000,000 held by him, (4) 250,000 shares of Common Stock of the Company previously issued to The Bank of New York and Chemical Bank (the "Bank Lenders") pursuant to that certain Amended and Restated Credit Agreement, dated as of April 12, 1995, as amended to date (the "Credit Agreement"), by and between the Company and the Bank Lenders, and (5) 363,636 shares of Common Stock of the Company previously issued to Active Investors II Ltd. ("Active Investors") pursuant to that certain Common Stock Purchase Agreement, dated as of November 3, 1994 (the "Stock Purchase Agreement"), by and between the Company and Active. The Noteholders, the Warrantholders, the Shareholders, the Bank Lenders and Active are sometimes collectively referred to as the "Selling Securityholders." The Notes, the Warrants and the Shares are sometimes collectively referred to as the "Securities." The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. The Company is paying the expenses of registration of the Securities.



     The Notes are subordinated to all existing and future Senior Indebtedness (as hereinafter defined) of the Company, including indebtedness under the Credit Agreement. See "DESCRIPTION OF SECURITIES -- Subordination."

     It is anticipated that sales of the Securities will be made in one of three ways: (i) through broker-dealers, (ii) through agents or (iii) directly to one or more purchasers. The period of distribution of the Securities may occur over an extended period of time. See "PLAN OF DISTRIBUTION."


     The Common Stock of the Company is traded on The Nasdaq Stock Market ("Nasdaq") under the symbol NATL. On May 23, 1997, the closing price of the Common Stock on Nasdaq was $5.50 per share. The Warrants are listed on the Nasdaq Small Cap Market under the symbol NATLW and the Notes are quoted on the Yellow Sheets of the National Quotations Bureau under the symbol NAI TECH INC 12-2001. See "DESCRIPTION OF SECURITIES--Trading Information."



     See "Risk Factors" beginning on page 8 for a discussion of certain factors that should be considered in connection with an investment in the Securities.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION, OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is May __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its New York Regional Office, 7 World Trade Center, New York, New York 10048 and at its Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506 on which the Common Stock is traded.


                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

AVAILABLE INFORMATION......................................................  2

TABLE OF CONTENTS..........................................................  2

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION.........................  3

SUMMARY....................................................................  4

RISK FACTORS...............................................................  8

USE OF PROCEEDS............................................................ 12

CAPITALIZATION............................................................. 13

DIVIDEND POLICY............................................................ 13

SELECTED FINANCIAL DATA.................................................... 14

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................... 15

THE COMPANY................................................................ 23

MANAGEMENT................................................................. 31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............. 37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................. 39

DESCRIPTION OF SECURITIES.................................................. 40

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................... 46

SELLING SECURITYHOLDERS.................................................... 54

PLAN OF DISTRIBUTION....................................................... 62

LEGAL MATTERS.............................................................. 63

EXPERTS.................................................................... 63

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES............ 64


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of NAI Technologies and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forwardlooking statements. Important factors that could cause actual results to differ include, among others, changes in government purchasing policies and budget constraints, competition, the continuity of booking trends, the absence of supply interruptions, new products' market acceptance and warranty performance.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the documents referred to herein, all of which should be carefully reviewed. Capitalized terms used herein are defined on the pages of this Prospectus referred to in the Glossary found on page 91.

                                  The Company

     NAI Technologies, Inc., through its wholly-owned subsidiaries (the "Company"), designs, manufactures and markets rugged computer systems, advanced peripheral products, intelligent terminals, high performance work stations, TEMPEST computer systems (which suppress certain radiation to prevent external detectors from reading the data being transcribed) and telecommunications test equipment and transmission products.

     The Company operates in two distinct operating segments: an Electronic Systems segment and a Telecommunications segment. The Electronic Systems segment, comprised of three subsidiaries, Codar Technology, Inc. ("Codar"), NAI Technologies-Systems Division Corporation ("Systems"), and Lynwood Scientific Developments Limited ("Lynwood"), and all of the Company's defense, military and government-related businesses, provides rugged computer products specifically designed for deployment in harsh environments that require special attention to system configurations. This segment's customer base includes United States and foreign armed services and intelligence agencies. The Telecommunications segment consists of one company, Wilcom, Inc. ("Wilcom"), which provides transmission enhancement products and rugged, hand-held test equipment for analog, digital and fiber-optic communications and data-interchange networks. This segment has developed and is marketing a product which enables telephone companies to enhance the capacity of copper lines for improved voice and data transmission. This segment's customer base includes the Regional Bell Operating Companies ("RBOCs") and independent telephone companies. The Company sells its products directly to these customers and serves as a subcontractor to larger prime contractors serving the same customer base.


     The Company was incorporated in the State of New York in 1954. The Company's principal executive office is located at 282 New York Avenue, Huntington, New York 11743, and its telephone number is (516) 271-5685.


                                  The Offering


Securities                Offered $5,208,500 aggregate principal amount of Notes
                          3,847,237 Warrants to Purchase Common Stock
                          8,065,123 shares of Common Stock


                          See "DESCRIPTION OF SECURITIES."

Terms of the Notes:

  Maturity Date           January 15, 2001.

  Interest Rate 12% per annum. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.

  Interest Payment Dates      January 15, April 15, July 15 and October 15 of
                              each year, commencing April 15, 1996.


  Conversion                  Each Note is convertible into shares of Common
                              Stock at the option of the holder, at any time in whole or in part at a conversion price equal to $2.00 per share, subject to adjustment in certain events (the "Conversion Price"). The Conversion
                              Price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of certain events.
                              See "DESCRIPTION OF SECURITIES--The Notes."

                              The Company may at its option require the conversion of the Notes, at any time prior to maturity, provided that the closing bid price for the Common Stock exceeds $6.00 per share for the 30 consecutive trading days prior to the giving of notice of conversion. At May 23, 1997, the closing bid price for the Common Stock was $5.50 per share.


  Prepayment                  The Notes are subject to prepayment, in whole and
                              not in part, at the option of the Company, at any time after the third anniversary of the date of issuance, without premium or penalty. Upon the occurrence of a "change in control" of the Company, each holder of the Notes will have the right to require that the Company repurchase such holder's Notes in whole and not in part, without premium or penalty, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, pursuant to an offer made in accordance with the procedures described in the Notes.

  Subordination; Sinking
  Fund The indebtedness evidenced by the Notes is subordinated to all existing and future Senior Indebtedness (as hereinafter defined) of the Company. The Notes do not provide for a sinking fund.

  Certain Covenants The Notes contain certain covenants prohibiting the Company from: (i) creating any liens on its assets, (ii) incurring or assuming any indebtedness other than certain specific indebtedness including the Senior Indebtedness and all extensions, renewals and refundings thereof,
                              (iii) making any investments, (iv) paying dividends on its capital stock, (v) disposing of certain assets, (vi) engaging in certain affiliated party transactions, and (vii) merging or consolidating.

  Events of Default           "Events of Default" under the Notes include the
                              failure to pay principal when due or the failure to pay interest for a period of 10 days after such payment becomes due, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and the voluntary or involuntary bankruptcy of the Company.

Terms of the Warrants:


  Exercise and Terms          Each Warrant entitles the holder to purchase 250
                              shares of Common Stock at any time and from time to time on or before February 15, 2002, at an exercise price equal to $2.50 per share of Common
                              Stock, subject to adjustment in certain events
                              (the "Exercise Price"). The Exercise Price and the number of shares of Common Stock to be received upon exercise are subject to adjustment upon the occurrence of certain events. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before February 15, 2002 (the "Expiration Date") by delivery of an exercise notice duly completed and tendering of the aggregate Exercise Price.
                              Each Warrant may be exercised in whole or in part so long as any exercise in part would not involve the issuance of fractional shares of Common Stock.
                              See "DESCRIPTION OF SECURITIES--The Warrants."


Terms of the Common Stock:

  Terms Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held. The holders of Common Stock are not entitled to preemptive or subscription rights. Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and after the preferential rights of holders of shares of Preferred Stock then outstanding, if any, have been satisfied. The affirmative vote of the holders of 80% of all Common Stock of the Company is required for the adoption or authorization of certain extraordinary matters. See "DESCRIPTION OF SECURITIES-- Common Stock."

  Trading The Common Stock is traded on Nasdaq under the symbol NATL.

Offering Period               From time to time after the date hereof.

Use of Proceeds               The Company will not receive any proceeds from the
                              sale of the Securities by the Selling
                              Securityholders.

Risk Factors                  Reference is made to "RISK FACTORS" which contains
                              material information that should be considered in connection with the Securities being offered hereby.

                            Summary Financial Data


          The summary financial data set forth below for the fiscal years 1992 through 1996 are derived from the consolidated financial statements of the Company which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report on the Company's consolidated financial statements for the three years ended December 31, 1996 is included elsewhere in this Prospectus. The selected financial data for the three months ended March 29, 1997 and March 30, 1996 have been derived from the Company's unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1997. Such unaudited consolidated financial statements in the opinion of the Company's management reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of interim data.



                                                        Year Ended December 31,                  Three Months Ended
                                                       -------------------------                ---------------------
                                            1996       1995      1994       1993       1992     March 29,   March 30,
                                            ----       ----      ----       ----       ----     ---------   ---------
                                         (in thousands except share and per share data and        1997       1996
                                                          ratios)                                 ----       ----
                                                                                                    (unaudited)
Statement of Operations Data
Net sales                                $ 68,207   $ 60,008   $ 54,520   $ 81,024    $ 67,315  $ 13,062   $ 16,503
Operating earnings (loss)(1)                5,307     (8,875)   (14,589)     8,960       8,407     1,017        250
Net earnings (loss)(1)                      2,413    (11,619)   (11,591)     5,455       5,051       379       (450)
Per share data:
  Net earnings (loss)(2)                     0.28      (1.57)     (1.69)       .80         .80      0.04      (0.06)
  Cash dividends(3)                          --         --         --         --         --         --         --

Ratio of earnings to fixed charges           2.05          *          *      11.55       13.88      2.04       0.49

Balance Sheet Data (at end of
period)

Working capital                          $ 14,241   $ 10,444   $ 16,665   $ 19,105    $ 17,094  $ 13,362   $ 15,695
Total assets at end of period              41,371     48,012     53,720     60,715      43,704    37,204     31,934
Long-term debt                             12,224     15,573     13,990     10,797       7,158    10,622     20,568
Shareholders' equity                       15,980     10,086     20,296     30,593      23,911    16,311     10,748
Average market price
  per common share at
  end of period                           $ 3-3/4      1-1/2    2-11/16      6-1/4      8-3/16     4-5/8      1-7/8
Weighted average common
  shares outstanding(2)                     8,570      7,382      6,580      6,843       6,309    10,199      7,459



(1)  Includes $7,321 in restructuring costs in 1994.

(2) Prior year per share data has been restated to reflect 4% stock dividends declared in February 1992, 1993 and 1994 and a three-for-two stock split declared in August 1993.

(3)  There have been no cash dividends paid during the above five fiscal years.


* Earnings are inadequate to cover fixed charges. The coverage deficiency is $15,983 for 1994 and $11,242 for 1995.

                                 RISK FACTORS

     Before purchasing any of the Securities offered hereby, prospective investors should consider, among other things, the following factors.

     This Registration Statement on Form S-1, including Risk Factors and Management's Discussion, contains "forward looking statements" within the meaning of the federal securities laws, including; management's belief that the Company will meet its obligations under current debt instruments, working capital needs and anticipated capital expenditures therefore, the company's expectations as to funding its operations over the next twelve months, and other statements of expectations, beliefs, plans, and similar expressions concerning matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.


     Substantial and Continuing Losses. During 1994 and 1995, the Company has experienced severe financial difficulties and has incurred substantial losses, including net losses of approximately $11,619,000. The Company's cash flow from operations during the four most recent fiscal quarters has been positive and the Company reported net earnings of $2,413,000 for the year ended December 31, 1996.

     Although the restructuring and expense reduction activities in 1994, 1995 and 1996 have reduced the expense structure of the Company, there can be no assurance that the Company will be able to sustain its improvement in operating results. Factors including general economic conditions, the ability of the Company to book and fill orders, the level of competition and defense spending in the sectors where the Company operates may affect the Company's future earnings and profitability.

     Dependence on U.S. Military. Approximately 14% of the Company's backlog of orders totalling $30,200,000 at December 31, 1996 represented orders for military and government sales. During the years ended December 31, 1995 and 1996, sales under contracts with the U.S. Government were approximately 38% and 30% of the Company's sales, respectively. Such orders are subject to termination at the convenience of the U.S. Government with negotiated settlements in which the Company seeks to recover its costs and a reasonable profit. There can be no assurance that the Company will recover its costs or earn any profit on orders terminated by the U.S. Government.


     In recent years the Company has reduced its dependency on the U.S. defense budget by expanding its non-military business operations. However, the Company still expects a substantial portion of 1996 sales to be directly to the military or through prime contractors to the military. With continuing discussions by Congress on budget cuts, it is difficult to assess what the impact of budget cuts, if any, will be on the Company. It appears that defense outlays will be reduced from past levels. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment other than the Navy Standard Teleprinter ("NST") program, which had provided significant revenues to the Company from 1990 to early 1994. The Company's products are utilized in many different U.S. Government programs which reduces the adverse impact of canceling a single specific program. However, reductions in future U.S. defense spending levels could adversely impact the Company's future sales volume.


     Substantial Secured Indebtedness. During the first quarter of 1997 the Company reduced outstanding bank debt by $1.6 million bringing the total amount outstanding to 5.9 million at quarter end, substantially all of which is due to the Company's primary lending institutions, The Bank of New York and Chemical Bank (the "Bank Lenders"), pursuant to the Credit Agreement. All required term loan payments for 1997 were made prior to December 31, 1996. Interest on outstanding balance under the term loan is payable monthly at the prime rate plus 1 3/4% per annum. The remaining outstanding principal amount of $5,025,000 is due and payable on January 15, 1999. In addition, at March 29, 1997, the Company had $5,208,500 principal amount of Notes outstanding. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996 at 12% per annum. The Notes mature on January 15, 2001.


     Estimated cash disbursements pertaining to principal and interest requirements under the Credit Agreement, the Notes and otherwise over the next three years can be summarized as follows:

                                           1997         1998        1999
                                           ----         ----        ----

Principal on Credit Agreement           $      -0-  $2,475,000   $5,025,000
Principal on Notes                             -0-         -0-          -0-
Interest on Credit Agreement               750,000     650,000       21,000
Interest on Notes                          625,000     625,000      625,000
Other interest                               4,000       3,000        3,000
                                        ----------  ----------   ----------
                                        $1,379,000  $3,753,000   $5,674,000

     The Company estimates that its normal working capital requirements are approximately 20% of its annual sales. Thus the Company estimates that for each $1,000 in increased sales, the Company would require approximately $200 of increased working capital. The nature of the Company's business does not require extensive investment in capital assets. Over the last five years, the Company's capital expenditures have approximated $1,000,000 per year.


     As of March 29, 1997 approximately $5,900,000 of the Company's interest bearing debt was subject to variable interest rates. Each 1% change in the prime rate would result in a change in the interest due of approximately $59,000 per annum before any future principal reduction.


     The Company has substantial debt service obligations and has no arrangements with respect to, or sources of, additional financing. Substantially all of the Company's assets have been pledged to secure the indebtedness outstanding under the Credit Agreement. It is not certain that the Company will be able to achieve the revenue level necessary to return to profitability and there can be no assurance that the Company will have sufficient cash flow in the future to meet its obligations with respect to its indebtedness, including its obligations with respect to the Notes. The Notes are unsecured and subordinate in right of payment to all Senior Indebtedness (as defined in the Notes) of the Company.


     The Notes provide that the Senior Indebtedness can be increased by the Bank Lenders in certain circumstances to protect its interest in the collateral provided by the Company. The Notes also provide that if any Senior Indebtedness is outstanding on the maturity date of the Notes, the Company cannot pay the amounts due thereunder. Although the Credit Agreement provides that the Senior Indebtedness is to paid in full on January 15, 1999, two years prior to the maturity date of the Notes, there can be no assurance that the Company will in fact be able to pay such indebtedness at such time.

     Ranking of the Notes. The Notes are subordinated to all Senior Indebtedness of the Company, including indebtedness under the Credit Agreement. Therefore, in the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the

Notes. At March 29, 1997, the amount of outstanding Senior Indebtedness was $5,900,000. In addition, the indebtedness under the Credit Agreement is secured by liens on substantially all of the assets of the Company including the capital stock of certain of its subsidiaries and is guaranteed by certain of the Company's subsidiaries, which guarantees are secured by a lien on substantially all of the assets of such subsidiaries. See "DESCRIPTION OF NOTES--Subordination."


     No Assurance of Company's Ability to Service Notes. The Company presently intends to service the Notes out of its future cash flow from operations or proceeds of future financings, if any. There can be no assurance that the Company will generate sufficient cash flow in the future to pay the interest on the Notes or on its other indebtedness or to pay the principal on the Notes or that future financings, if necessary, will be available. See "DESCRIPTION OF SECURITIES--The Notes."


     Trade Debt. During 1995 and 1994, the Company's cash constraints strained its relationships with vendors which adversely impacted the Company's ability to meet its production targets on a timely and cost-effective basis. Although these constraints where significantly eased during 1996 and the Company's standing with all of its vendors has improved, there can be no assurance that the Company's relationships with vendors will continue to improve or that such vendors will continue to provide the Company with raw materials.


     Industry Competition. The Company's business is highly competitive. Many suppliers in the Company's markets are significantly larger than the Company in total sales and assets, and many devote significantly more resources to the development of new products than does the Company. There can be no assurance that the Company will be able to compete successfully or that competitors will not commercialize services or products that render the Company's services or products obsolete or less marketable.


     Foreign Operations. As of December 31, 1996, the total assets of the Company were $41,371,000 of which $9,602,000 or approximately 23% were located outside of the United States primarily in the United Kingdom. The Company's foreign sales (which are comprised of export sales from the U.S. and foreign revenues from Lynwood) in 1996 were $16,154,000 which accounted for approximately 24% of the Company's total sales. Approximately 70% and 18% of the Company's foreign sales are to customers in the United Kingdom and Australia, respectively, and no other single country accounted for more than 5% of the Company's foreign sales in any of the past three years. All of the Company's sales to customers in the United Kingdom are payable in British currency. Therefore, fluctuations in exchange rates between the U.S. dollar and the British pound will impact on the Company's operating results. All export sales from the U.S. are payable in U.S. dollars and, therefore, settlement amounts do not fluctuate with changes in exchange rates. As a result of the political and economic stability of the United Kingdom, the Company does not believe that there is substantial risk from foreign operations. However, there can be no assurance that this will continue to be the case.

     Technological Change. The Company's technological base is characterized by rapid change that frequently results in sudden product and equipment obsolescence. The Company has reduced its expenditures on independent research and development over the past few years and anticipates further reducing its cost of independent research and development in 1997. While the Company expects to continue to make expenditures in an effort to improve current and proposed product designs and configurations of already technologically complex products, there can be no assurance that its efforts will be successful or that introduction of new products or technological developments by others will not cause the Company's technology to become uneconomical or obsolete.


     Limited Protection of Intellectual Property. The Company regards portions of the hardware designs and operating software incorporated into its products as proprietary and seeks to protect such proprietary information through its reliance on patent, copyright, trademark and trade secret laws, non-disclosure agreements with its employees and confidentiality provisions in licensing arrangements with its customers. There is no assurance that such agreements will be effective to protect the Company or that the proprietary information deemed confidential by the Company will be adequately protected by the laws respecting trade secrets. Consequently, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain the Company's proprietary rights. Moreover, the laws of some foreign countries do not afford the same protection provided by U.S. laws to the Company's proprietary rights.



     Restrictions on Dividends. The Company is prohibited from paying cash dividends on its Common Stock by certain debt covenants contained in its Credit Agreement.

     Anti-takeover Restrictions. At the 1996 Annual Meeting of Shareholders held in August 1996, the Company's shareholders approved a proposal to classify the Board into two classes containing three and four directors each. The classification of the Company's Board of Directors could have the effect of discouraging attempts by a person or group to take control of the Company. See "DESCRIPTION OF SECURITIES -- Common Stock -- Other Provisions."

     The Company's Board of Directors may issue Preferred Stock of the Company, without shareholder approval, in series and with such designations, relative rights and preferences as the Board of Directors may determine. Any shares of Preferred Stock issued in the future will rank prior to the Common Stock with respect to dividend rights and rights upon liquidation and could have rights which would dilute the voting power of the Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. Such issuances may also have the effect of discouraging attempts by a person or group to take control of the Company.

     In addition, the Company's Board of Directors has the ability to issue shares of Common Stock which would dilute the voting power and equity of the holders of outstanding Common Stock.


     Effect of Outstanding Warrants, Options and Notes. The Company has outstanding at the present time (a) Warrants to purchase up to a maximum of 3,847,237 shares of Common Stock at an exercise price of $2.50 per share, (b) additional warrants to purchase up to a maximum of 300,000 shares of Common Stock at an exercise price of $3.00 per share (the "Additional Warrants"), (c) Notes convertible into a maximum of 2,604,250 shares of Common Stock at a conversion price of $2.00 per share, and (d) options to purchase 750,055 shares of Common Stock in the aggregate under the Company's 1991 Stock Option Plan and 1993 Stock Option Plan for Directors at exercise prices ranging from $1.875 to $8.33 as of March 29, 1997 and 30,000 to Directors at an exercise price of $2.50 as of such date. The terms on which the Company may obtain additional financing during the respective periods of the outstanding Warrants, Additional Warrants, options and Notes may be adversely affected by the existence of such Warrants, Additional Warrants, options and Notes. The holders of the Warrants, Additional Warrants, options and Notes may exercise or convert them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by the Warrants, Additional Warrants, options and Notes.


     Taxable Income in Excess of Cash Received. For federal income tax purposes, the purchase price of each Note and Warrant was allocated between the Notes and the Warrants in accordance with their relative fair market values. The amount allocable to the Notes was less than the principal amount of the Notes. There can be no assurance that the Internal Revenue Service will agree with the aforesaid allocation. The excess of the amount payable upon maturity of the Notes over the amount of the purchase price allocated to the Notes for federal income tax purposes will be treated as "Original Issue Discount," as such term is defined by the Internal Revenue Code of 1986, as amended. Generally, investors must report the Original Issue Discount in their gross incomes over the period of time their Notes are held. Investors are urged to consult with their own tax advisors in connection with the foregoing. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders.

                                CAPITALIZATION



     The following table sets forth the consolidated capitalization of the Company at March 29, 1997. This material should be read in conjunction with the separate consolidated financial statements of the Company included elsewhere in this Prospectus.


                                        March 29, 1997
                               -------------------------------
                                                  Actual

                                 (Unaudited) (In thousands)

Short-term debt........                             $   166

Long-term debt.........                              10,622


Shareholders' equity
 Preferred Stock, no par
 value, 2,000,000 shares
 authorized and unissued                                ---

 Common Stock, $0.10 par
 value, 25,000,000 shares
 authorized; 9,058,687 shares
 issued................                                 906

Capital in excess of par value                       19,303

Foreign currency translation
 adjustment............                                 175

Retained deficit.......                              (4,073)

 Total shareholders' equity                          16,311
                                                    -------
 Total capitalization..                             $27,099
                                                    =======




                                DIVIDEND POLICY

     The Company did not declare or pay any cash dividends on its Common Stock in any of the past five fiscal years. The Company is restricted from paying cash dividends on its Common Stock by certain debt covenants contained in the Credit Agreement, but is permitted to effect stock splits and declare and pay dividends payable solely in shares of any class of its capital stock.

                            SELECTED FINANCIAL DATA


     The selected data presented below for each of the years in the five-year period ended December 31, 1996 are derived from the consolidated financial statements of the Company which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data for the three months ended March 29, 1997 and March 30, 1996 have been derived from the Company's unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1997. Such unaudited consolidated financial statements in the opinion of the Company's management reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of interim data. The consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, and the independent auditors' report thereon, and the unaudited consolidated financial statements as of March 29, 1997 and March 30, 1996 are included elsewhere in this Prospectus.



                                                             Fiscal Year                          Three Months Ended
                                         -----------------------------------------------------  ----------------------
                                           1996       1995       1994       1993       1992     March 29,    March 30,
                                           ----       ----       ----       ----       ----     ---------    ---------
                                                                                                  1997        1996
                                                                                                  ----        ----
                                                                                                     (unaudited)
                                                   (in thousands except per share data)

Net sales                                $ 68,207   $ 60,008   $ 54,520   $ 81,024   $ 67,315   $ 13,062   $ 16,503
Operating earnings (loss)(1)                5,307     (8,875)   (14,589)     8,960      8,407      1,017        250
Net earnings (loss)(1)                      2,413    (11,619)   (11,591)     5,455      5,051        379       (450)
Per share data:
  Net earnings (loss)(3)                     0.28      (1.57)     (1.69)      0.80       0.80       0.04      (0.06)
  Cash dividends(2)                          --         --         --         --         --         --         --
Total assets at end of period              41,371     48,012     53,720     60,715     43,704     37,204     31,934
Long-term debt
   (excluding current portion)             12,224     15,573     13,990     10,797      7,158     10,622     20,568
Working capital                            14,241     10,044     16,665     19,105     17,094     13,362     15,695
Shareholders' equity                       15,980     10,086     20,296     30,593     23,911     16,311     10,748
Average market price per
  common share at end
  of period(3)                            $ 3 3/4    $ 1 1/2    $2 11/16  $  6 1/4    $8 3/16    $ 4 5/8     $1 7/8
Weighted average common shares(3)           8,570      7,382      6,580      6,843      6,309     10,199      7,459



------------------------
(1)  Includes $7,321 in restructuring costs in 1994.

(2)  There have been no cash dividends in the above five fiscal years.

(3) Prior year share data has been restated to reflect 4% stock dividends declared in February 1992, 1993 and 1994 and a three-for-two stock split paid in August 1993.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

First Quarter 1997 Compared with First Quarter
1996


The nature of the Company's business is such that year to year changes in sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices. Net sales for the first quarter of 1997 were $13.1 million, a 21% decline when compared with $16.5 million for the same period in 1996.

The following chart provides the sales breakdown by subsidiary:

In thousands of dollars                           1997         1996      % Change
---------------------------------------------------------------------------------
Electronic Systems Segment
    Codar Technology, Inc.                      $ 3,933      $ 8,191       (52%)
    NAI Systems Division                          4,381        3,079        42%
    Lynwood Scientific Dev. Ltd.                  4,060        3,220        26%
    Inter-company                                  (356)        (109)
                                                --------------------------------
      Total Electronic Systems Segment           12,018       14,381       (16%)

Telecommunications Segment
    Wilcom, Inc.                                  1,044        2,122       (51%)
                                                --------------------------------
  Total Telecommunications Segment                1,044        2,122       (51%)
                                                --------------------------------
  TOTAL                                         $13,062      $16,503       (21%)
                                                --------------------------------
                                                --------------------------------

Sales in the Electronic Systems segment (net of intercompany eliminations) decreased 16% to $12.0 million from $14.4 million for the same period in 1996. Sales increases of 42% at NAI Systems Division and 26% at Lynwood were more than offset by a 52% sales decline at Codar. The sales decline at Codar is attributable to several factors most notably a decline in the Company's rate of booking new orders. Codar considers the bookings decline to be temporary and attributes it to delays in anticipated awards as well as the usual delays inherent when a Company is rebuilding its internal sales and marketing resources. The quarter on quarter sales increases at Systems Division and Lynwood are representative of the increased levels of business at both companies.

In recent years the Company has reduced its dependency on the United States defense budget by expanding its non-military business operations. However, the Company still expects approximately 45% of 1997 sales to be directly to the military or through prime contractors to the military. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment. The Company's products are utilized on many different U.S. Government programs, which reduces the adverse impact of canceling a single specific program. However, changes in future U.S. defense spending levels could impact the Company's future sales volume.

Sales in the Telecommunications segment decreased 51% to $1.0 million as compared to $2.1 million for the same period in 1996. The decrease in sales was attributable to reduced orders as well as delays in the introduction of the Company's enhanced TurboAmp product line. The new TurboAmp products are expected to be available in June 1997. The Company is exploring all avenues to increase its business level and has recently added additional sales resources.

The gross margin percentage for the first quarter 1997 was 28.0%, well above the 19.8% in the comparable quarter of 1996. The following chart provides the gross margin percentage by subsidiary.

                                                     1997                  1996
--------------------------------------------------------------------------------
Codar Technology, Inc.                               15.9%                  8.9%
NAI Systems Division                                 27.6%                 20.7%
Lynwood Scientific Development Ltd.                  36.8%                 34.0%
Wilcom, Inc.                                         31.6%                 31.7%

The improved margins at Codar are attributable to significant cost reduction efforts at the Company, as well as an emphasis in competing for higher margin work. 1996's first quarter was also adversely impacted by several contracts for which the Company had previously recorded losses and for which no margin was earned, despite recorded sales.

The higher gross margin percentage at NAI Systems Division is attributable to increased shipping volumes and a more favorable mix of development, production and mature product sales.

Selling expense for the first quarter of 1997 was $1.0 million as compared with $1.1 million for the same period in 1996. The 9% decrease is attributable to reduced sales and the Company's ongoing cost reduction programs.

General and administrative expenses for the first quarter 1997 were $1.1 million as compared with $1.4 million in same period of 1996. Most of the decline is attributable to head count reductions initiated in 1996 at Codar.

Company-sponsored research and development expenditures for the first quarter of 1997 were $0.42 million as compared with $0.37 million for the same period in 1996, an increase of 16%. The Company expects that the level of the first quarter 1997 internal research and development expenditures will be relatively constant for the remainder of 1997.

For the first quarter of 1997, the Company had operating income of $1.0 million as compared with operating income of $0.3 million for the same period in 1996.

Interest expense and amortization of deferred debt costs, net of interest income, was $0.5 million for the first quarter of 1997 as compared with $0.6 million for the same period in 1996.

The Company accrued an income tax expense of $0.147 million, which equates to an effective tax rate of 28%. The entire tax expense pertains to the Company's Lynwood subsidiary located in the U.K. Lynwood's earnings are taxed in the U.K. and, while the Company has a U.S. net operating loss carry-forward, it is required to pay taxes in the U.K. The Company is unable to recognize the future tax benefit associated with its U.S. operating loss carry-forwards due to uncertainties as to whether or not a future benefit will be realized.

For the first quarter of 1997 the Company recorded net earnings of $0.379 million as compared with a net loss of $0.450 million in the first quarter of 1996. Net earnings per share was $0.04 per share as compared with $(0.06) per share for the same period in 1996, based on a weighted average of 10.2 million and 7.5 million shares outstanding, respectively.

1996 Compared with 1995

The nature of the Company's business is such that year to year changes in sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices. Net sales in 1996 were $68.2 million, a 14% increase when compared with $60.0 million for the same period in 1995.

The following chart provides the sales breakdown by segment and subsidiary for 1996 and 1995.

In thousands of dollars                        1996         1995      % Change
--------------------------------------------------------------------------------
Electronic Systems Segment
       Codar Technology, Inc.                $32,727       $27,553       19%
       NAI Systems Division                   14,330        13,504        6%
       Lynwood Scientific Dev. Ltd.           14,621        11,587       26%
       Inter-company                            (547)         (831)      --
                                            ------------------------------------
 Total Electronic Systems Segment             61,131        51,813       18%

Telecommunications Segment
        Wilcom, Inc.                           7,076         8,195      (14%)
                                            ------------------------------------

  Total Telecommunications Segment             7,076         8,195      (14%)
                                            ------------------------------------

  TOTAL                                      $68,207       $60,008       14%
                                            ====================================

Sales in the Electronic Systems segment (net of inter-company elimination's) increased 18% to $61.1 million from $51.8 million in 1995. Each of the NAI subsidiaries recorded sales increases in 1996 as compared to 1995. Lynwood and Codar recorded the largest increases. Codar's 1995 revenues were adversely impacted by production problems on certain contracts. The increased sales at Lynwood and NAI Systems Division were representative of the increased levels of business at both companies.

In recent years the Company has reduced its dependency on the United States defense budget by expanding its non-military business operations. However, the Company still expects approximately 40% of 1997 sales to be directly to the military or through prime contractors to the military compared to 44% in 1996. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment. The Company's products are utilized on many different U.S. Government programs which reduces the adverse impact of canceling a single specific program. However, changes in future U.S. defense spending levels could impact the Company's future sales volume.

Sales in the Telecommunications segment decreased 14% to $7.1 million as compared to $8.2 million in 1995. The decrease in sales is attributable to reduced line treatment revenues.

The gross margin percentage for 1996 was 22.7% as compared with 8.2% for 1995. The following chart provides the gross margin percentage by subsidiary.

                                            1996             1995
-------------------------------------------------------------------------
Codar Technology, Inc.                      14.4%            (7.7%)
NAI Systems Division                        20.9%            17.4%
Lynwood Scientific Dev. Ltd.                34.0%            32.9%
Wilcom, Inc.                                38.0%            23.0%

The margin improvement at Codar is attributable to increased shipping volumes and cost reduction efforts initiated in late 1995 and early 1996. Codar's operating performance in both years was adversely impacted by several large contracts for which the gross margins were zero or negative. These contracts were substantially completed during the third quarter of 1996. Codar's 1995 gross margins were adversely impacted by the recording of a $1,400,000 provision attributable to cost growth on certain long-term contracts due to engineering design changes, greater than anticipated labor and material costs and under-absorbed overhead and a $1,100,000 provision for inventory obsolescence. The recording of a $900,000 provision for inventory obsolescence adversely impacted the Systems Division's 1995 gross margin.

Cost reduction efforts completed in the fourth quarter of 1995 and a favorable mix of high margin product revenues favorably impacted Wilcom's 1996 gross margin.

Selling expense for 1996 was $4.2 million as compared with $5.0 million for the same period in 1995. The 16% decrease was realized, despite an increase in sales of 14%, due to the Company's efforts to reduce operating expenses.

General and administrative expenses for 1996 were $5.2 million as compared with $6.5 million in 1995. Decreased corporate office expense as well as cost cutting moves taken in the fourth quarter of 1995 account for the decline.

Company-sponsored research and development expenditures for 1996 were $1.6 million as compared with $1.8 million for 1995.

The Company had operating earnings of $5.3 million in 1996 as compared with an operating loss of $8.9 million in 1995. 1996 operating earnings were favorably impacted by the recognition of a gain of approximately $1.5 million from the sale of the Systems Integration Division to Tracor Aerospace Inc. in June 1996.

Interest expense and amortization of deferred debt costs, net of interest income, was $2.5 million in 1996 as compared with $2.4 million in 1995.

The entire tax expense pertains to the Company's Lynwood subsidiary located in the U.K. Lynwood's earnings are taxed in the U.K. and, while the Company has a U.S. net operating loss carry-forward, Lynwood is required to pay taxes in the U.K. The Company is unable to recognize the full tax benefit associated with its U.S. net operating loss carry-forward due to uncertainties as to whether or not a future benefit will be realized. When the Company returns to sustained profitability, the benefits of such a tax loss carry-forward will be recognized.

The Company recorded a net profit of $2.4 million as compared with a net loss of $11.6 million in 1995. Earnings per share were $0.28 as compared with a loss of $1.57 per share in 1995, based on a weighted average of 8.6 million and 7.4 million shares outstanding, respectively.

1995 Compared with 1994

Net sales in 1995 were $60.0 million, a 10% increase when compared with $54.5 million for the same period in 1994. The increase occurred in the Electronic Systems segment. Year to year changes in the Company's sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices.


The following chart provides the sales breakdown by segment and subsidiary for 1995 and 1994.

In thousands of dollars                        1995        1994     % Change

Electronic Systems Segment

       Codar Technology, Inc.                 $27,553    $20,229       36%
       NAI Systems Division                    13,504      4,417      206%
       Lynwood Scientific Dev. Ltd.            11,587     11,116        4%
       Military Products                           --     11,366     (100%)
       Intercompany                              (831)      (798)      --
                                             --------------------------------
        Total Electronic Systems Segment       51,813     46,330       12%

Telecommunications Segment
       Wilcom, Inc.                             8,195      8,190       (0%)
                                             --------------------------------

  Total Telecommunications Segment              8,195      8,190       (0%)
                                             --------------------------------

  TOTAL                                       $60,008    $54,520       10%
                                             ================================


Sales in the Electronic Systems segment (net of inter-company eliminations) increased 12% to $51.8 million from $46.3 million in 1994. The sales increase was primarily attributable to increased sales from NAI's Systems Division and Codar offset by the sales reduction due to the closing of the military products division, which was consolidated into Codar in September 1994.




The Company expects a significant amount of 1996 sales to be directly to the military or through prime contractors to the military.

Sales in the Telecommunications segment remained flat at $8.2 million in 1995 and 1994. A small increase in line treatment products due to deliveries of Wilcom's new Enhanced Line Powered Amplifier products was offset by a decline in test equipment as a result of lower orders from the regional Bell operating companies and foreign telecommunications companies.


The consolidated gross margin for 1995 was 8.2%, as compared to 18.8% in 1994. The 1995 gross margin was adversely affected by a $6.6 million charge to operations and an unfavorable mix of high and low margin product deliveries. The $6.6 million charge to operations was attributable to cost growth on certain long term contracts due to engineering design changes, provisions for slow moving, excess and obsolete inventory. The Company believes that it has recognized the entire adverse impact of cost overruns on those contracts for which the expected final costs exceed the contract value.


Selling expense for 1995 was $5.0 million, as compared with $7.5 million in 1994. This decrease is attributable to the saving associated with the consolidation of the military products division in the third quarter of 1994 and cost cutting measures implemented at all of the Company's divisions in 1995.

General and administrative expenses for 1995 were $6.5 million, as compared to $6.3 million in 1994. This increase is primarily attributable to the Company moving its corporate headquarters from Woodbury, New York to Longmont, Colorado in December 1995 and additional administrative expense at Codar as a result of increased management resources. These cost increases were partially offset by cost cutting measures implemented at the Company's other divisions and the savings associated with the consolidation of the military products division in the third quarter of 1994.

Company-sponsored research and development expenditures for 1995 were $1.8 million, as compared to $3.2 million in 1994. This decrease is attributable to savings associated with the previously mentioned consolidation and the change in mix between Company-sponsored research and development and customer-funded research and development. The Electronic Systems segment is focusing on its system integration business. Although systems integration work by its nature requires significant engineering content, such costs must be classified as contract costs and charged to cost of sales as opposed to Company-sponsored research and development (IR&D).

The Company recorded an operating loss of $8.9 million in 1995, as compared with an operating loss of $14.6 million in 1994. The operating loss in 1995 was primarily due to the $6.6 million charge previously noted. The 1994 operating loss included a $7.3 million restructuring expense.

Interest expense, net of interest income, was $2.4 million in 1995, as compared to $1.4 million in 1994. The 1995 figures also included a $0.9 million charge for debt restructuring expense related to the April 7, 1995 agreement reached with the Company's two lending institutions.

The effective income tax expense rate was below the combined statutory federal and state rates in 1995. The Company was unable to recognize a tax benefit for its loss in 1995 due to uncertainties as to whether or not a future benefit would be realized. Any earnings in 1996 will not be taxed at the statutory rate. The small tax provision is associated with the operations of Lynwood, the Company's United Kingdom subsidiary.

The Company recorded a net loss of $11.6 million in 1995, substantially the same as the net loss recorded in 1994. Loss per share for 1995 was ($1.57), as compared with a ($1.69) in 1994, based on a weighted average of 7.4 million and
6.9 million shares outstanding, respectively.




Liquidity and Capital Resources




On February 15, 1996 the Company entered into an amendment to its credit agreement with its bank lenders which amended and extended the payment provisions contained therein and reset certain financial covenants on more favorable terms for the Company. The revised credit agreement provides for quarterly principal payments of $500,000, beginning on March 31, 1996 and payments of $750,000 beginning on March 31, 1997 and paid through December 31, 1998. The remaining principal balance is due on January 15, 1999. Interest is payable monthly at the rate of 1 3/4% above prime. The loan covenants require that the Company maintain certain minimum levels of net worth, current ratio and quick ratio. There are also limits on capital expenditures and the payment of cash dividends. The Company believes that it can comply with such loan covenants during the term of the credit agreement.

On February 15, 1996, February 23, 1996, February 29, 1996 and May 2, 1996, the Company issued an aggregate of $8,342,000 of 12% Convertible Subordinated Promissory Notes due January 15, 2001 (the "Notes") and warrants to purchase an aggregate of 2,085,500 shares of the Company's Common Stock (the "Warrants"). The Notes are convertible by the holders into shares of Common Stock at a price equal to $2.00 per share, subject to adjustment if the Company fails to meet certain earnings thresholds and in certain other events. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996. The Notes mature on January 15, 2001. The Notes may be prepaid by the Company without premium or penalty at any time after January 15, 1999. The Notes are unsecured obligations of the Company and contain certain restrictions on the Company including a negative pledge of the Company's assets not otherwise encumbered by the holders of the senior indebtedness.

In addition to the Warrants issued with the Notes, the Company issued an aggregate of 2,034,200 Warrants to the lead investor and the placement agent. All Warrants entitle the holders thereof to purchase shares of Common Stock at any time and from time to time on or before February 15, 2002 at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment in certain events.

The Company received total proceeds (net of placement agency fees and expenses) of $7,534,081 ($2,500,000 was received prior to December 31, 1995) from the sale of the Notes and the Warrants upon completion of the offering.


Approximately $4.1 million was used to reduce the Company's accounts payable to its vendors. The remainder of the funds were used to meet operating and working capital needs. As a result of the sale of the Notes and the debt restructuring, the Company made payments of $7,675,000 in principal in 1996, and is required to expend approximately $2,475,000 in 1998. All required term loan payments for 1997 were made prior to December 31, 1996. On January 15, 1999 the Company is required to make a balloon payment of $5,025,000. Interest on outstanding balances under the term loan is payable monthly.

The Company intends to pay interest on the Notes, interest and principal under the credit agreement and operating expenses for the next three years. The Company believes that it will have adequate resources to meet its obligations when the balloon payment of $5,025,000 is due.

On May 9, 1996, the Company entered into an agreement with Charles S. Holmes, a member of the Company's Board of Directors, that in consideration of his converting the Note held by him in the aggregate unpaid principal amount of $2,000,000 into 1,000,000 shares of Common Stock the Company would immediately grant him warrants to purchase 300,000 shares of Common Stock at any time and from time to time on or before February 15, 2002 at an exercise price of $3.00 per share, subject to adjustment in certain events. Such warrants were valued at $0.50 per warrant and were fully expensed in 1996.

During 1996 an additional $1,115,000 of Notes were converted in accordance with the terms thereof into 557,500 shares of common stock, thereby bringing the total conversions for the year to $3,115,000 and reducing the aggregate principal amount of Notes outstanding to $5,227,000 from the originally issued $8,342,000.

Cash and cash equivalents totaled $1.9 million at March 29, 1997, as compared to $2.7 million at December 31, 1996. Cash provided by operating activities amounted to $0.9 million in the first quarter of 1997, as compared to cash used by operating activities of $3.7 million in the comparable period of 1996. The 1996 period saw a large outflow of funds to the Company's vendors which had been delayed pending completion of the Company's sale of 12% Convertible Notes.

During the first quarter of 1997, the Company reduced outstanding bank debt by $1.6 million bringing the total amount outstanding to $5.9 million at quarter end. The Company has made payments totaling $4.4 million in excess of requirements and has the right to borrow such amount back if needed.

During the first quarter of 1997, $18,500 of 12% Convertible notes were converted into 9,250 shares. There still remains $5,208,500 of notes outstanding as of March 29, 1997.

The Company believes that it has adequate cash and borrowing capabilities in place to fund future working capital needs.


A significant factor in the Company's improved cash flow performance in 1996 has been the leveling of shipments during each month. In the past years the Company's shipments were heavily weighted towards the end of each month and the last month of each quarter. This improvement in shipping performance has enabled the Company to reduce its inventory and accounts receivable balances.

The increase in non-current assets from the beginning of the year is attributable to the deferred debt costs incurred as a result of the sale of the Notes in February 1996.

Inflation

The Company's financial statements are prepared in accordance with historical accounting systems, and therefore, do not reflect the effect of inflation. The impact of changing prices on the financial statements is not considered to be significant.

Backlog


The backlog of unfulfilled orders at December 31, 1996 stood at $30.2 million, compared to $47.8 million at December 31, 1995. Approximately $12.0 million of the December 31, 1995 backlog related to the Systems Integration business that was sold in 1996. Approximately 60% of the 1996 year end backlog is scheduled for delivery over the next twelve months.

                                THE COMPANY

The Company through its wholly owned subsidiaries designs, manufactures and markets rugged computer systems, advanced peripheral products, intelligent terminals, high performance workstations, TEMPEST computer systems (which suppress certain radiation to prevent external detectors from reading the data being transcribed) and telecommunications test equipment and transmission products. The Company operates in two distinct operating segments: an Electronic Systems segment and a Telecommunications segment. The Electronic Systems segment is comprised of all of the Company's defense, military and government-related businesses and the Telecommunications segment is focused on commercial communications opportunities.


The Electronic Systems segment provides rugged computer products specifically designed for deployment in harsh environments that require special attention to system configurations. This segment's customer base includes the U.S. and foreign armed services and intelligence agencies.

The Telecommunications segment provides transmission enhancement products and rugged, hand-held test equipment for analog, digital and fiber-optic communications and data-interchange networks. This segment's customer base includes the regional Bell operating companies and independent telephone companies.

The Company's strategy is to be a leading supplier of high quality, innovative products, systems and services to satisfy specialized customer requirements in niche information technology and telecommunications markets, especially in environments with harsh operating requirements.

Electronic Systems Segment

The Electronic Systems segment is comprised of three operating subsidiaries, as follows:

        Codar Technology, Inc., located in Longmont, Colorado ("Codar");

        NAI Technologies-Systems Division Corporation , based in Columbia, Maryland ("Systems"); and

        Lynwood Scientific Developments Limited, based in Farnham, United Kingdom ("Lynwood").

Codar.     Codar designs, manufactures, integrates and supports rugged computer systems and subsystems for the U.S. Department of Defense ("DoD") and its prime contractors and allies. These systems and subsystems are used in tactical, planning, communications and intelligence applications.

Codar currently competes primarily in the computer and peripheral product segment of the military market, with both militarized and ruggedized products. Additional business is targeted at engineering support service and system integration opportunities.

Codar's product line includes a range of commercial off-the-shelf ("COTS")-based rugged minicomputers, workstations, personal computers, industry-compatible, removable mass storage subsystems, high-resolution monitors and keyboards. These products incorporate technology from other companies. Codar also provides engineering services and system integration capabilities.

Codar's equipment is designed to allow flexibility in configuration of all essential components. In addition to complying with system functional specifications, Codar's products are engineered to be deployed in environments that require special attention to system configurations with limitations on size and power consumption, and restraint on electromagnetic emissions. Products are custom built to withstand shock, vibration, cold, heat, dust, sand, rain and altitude conditions.

Codar has developed and produced products for a large number of government programs and departments and more than 100 additional customers aggregating more than 200 different end-users. The products have met military requirements for use in a variety of applications in vehicles, shelters and fixed-site installations. Codar has designed, built, tested and sold equipment for airborne, ground/mobile and shipboard military environmental specifications and military requirements.


Codar is the prime contractor for the Rapid Anti-Ship Missile Integrated Defense System ("RAIDS"), which is a tactical decision aid system based on an open-architecture network of processors that enhances the missile defense effectiveness of ships and performs all system executive functions, including internal and external data sharing/communications, anti-ship missile defense system performance and operational status monitoring, designated target identification, track data association, limited threat evaluation and maintenance of the status of the anti-ship missile defense threat environment.


Codar provides a variety of ruggedized and electromagnetic interference ("EMI") compliant workstations, based on processors from other companies, as well as related peripherals, such as ruggedized/EMI color monitors, keyboards and mass storage units ("MSEU"). These products are used by the U.S. Army and Navy. The Codar Model 325M-S Rugged Lightweight SPARC'r' station has been selected by GTE Government Systems Corp. ("GTE") for use on the U.S. Army's Common Hardware/ Software Program known as CHS-2. Codar will supply computers with ruggedized color monitors and MSEUs over a five-year period as part of the basic CHS-2 program as well as engineering services in support of GTE and the U.S. Army.

Codar also offers ruggedized rackmount and portable personal computers utilizing the Intel 80486 or Pentium processors. These computers offer rugged portability in either a compact, modular "lunch box" design or a rackmount design. Completely sealed from the environment in their non-operating configuration, these computers are easily transported. In addition to shock and vibration, these units can operate over a wide range of temperature variations. Options include a detachable keyboard, color touch screen display and various memory options.



The focus of Codar's new products is the design, manufacture and integration of rugged computer systems and subsystems to support the upgrade of large platforms and programs, mobile or transportable systems and subsystems for command and control applications and the support of the "digitization" of the battlefield as exemplified by the U.S. Army's "Force 21" programs.

In an effort to maintain its technological capabilities, and be in a position to provide the latest technology to its customers, Codar works with its suppliers to permit it to accelerate new product introductions and help its customers have access to the latest COTS product technology. Codar also makes significant use of special teaming relationships with various large prime contractors such as GTE in the CHS-2 program. These relationships allow Codar to participate in larger programs than it could on its own.


In 1996, Codar updated its range of rugged rack-mounted computers with the introduction of the Genesis rugged multi-platform computer, which provides users with a rugged platform which supports Intel, DEC Alpha, Power PC and Sun processors.

Also in 1996, Codar announced the Explorer II, an enhancement of the Explorer I, offering full compatibility with the range of CHS-2 products.

Codar's range of display products was enhanced in 1996 with the introduction of the Codar Rugged Flat Panel Displays. This technology comprises a range of 12", 13" and 16" ruggedized displays for installation in vehicles, aircraft, ships and other harsh environments.

Systems Division. The Systems Division provides custom packaged, integrated computer systems and peripherals for field deployment in shelters, ships, land vehicles and a variety of other demanding environments. The division's technical expertise encompasses most major industry standard architectures including SPARC'r', Multibus, VME and PCI as well as most widely used operating systems. The Systems Division also has over 25 years experience in custom packaging and has engineered solutions that meet a broad range of unique specifications including size and weight constraints, low power consumption, shock and vibration, adverse temperature and humidity conditions, rack-mounting, TEMPEST and unattended operation with remote diagnostics. Application specialties include: Digital Signal Processing, Data Acquisition, Networking/Communications and Video Teleconferencing.

The Systems Division's diverse customer base includes the National Security Agency and other U.S. intelligence agencies, various U.S. military organizations, foreign governments and industrial customers. The division's products and services are sold domestically through its own sales force and internationally through the sales force of the Lynwood division. Because its products are typically based on COTS components, the Systems Division has established strategic alliances with such leading technology companies as Sun, Intel, Hewlett Packard, Motorola, Force Computer, Ross Technologies, Spectrum Signal Processing and many others. In order to supply products in a timely manner, Systems concentrates its efforts on the design, final assembly and test of its systems rather than providing a fully integrated vertical manufacturing capability.

Lynwood. Lynwood supplies rugged, environmentally and electrically screened personal computers and workstations based upon standard COTS technology, aimed at the military and government markets principally in Europe, Australia and Southeast Asia. Lynwood develops, manufactures, installs and supports complete computer systems for the Government and Defense markets. Lynwood adapts COTS systems for use in harsh and extreme environments. In addition to creating its own products, Lynwood also provides an international marketing and manufacturing capability for the Company. In some cases, Lynwood provides systems that are made up of its own products coupled with those of Codar or Systems.

Lynwood produces several personal computer and workstation products designed to be operated in harsh environments. For example, Lynwood has a completely compatible PC based upon a standard PC motherboard which operates in driving rain and at extremes of temperature, and which is completely sealed from dust and dirt. These products have been sold to armed services in Australia and the UK. Lynwood also develops secure TEMPEST screened workstation products which are designed to operate in areas of high security.

Lynwood principally works on discrete projects and delivers solutions to meet specific customer and project requirements. Lynwood's products include the Explorer II Sun workstation, the Genesis SR rackmount computer, MC50 for Airborne Applications and RP6200 range of multi-purpose rugged desktop and rackmount Pentium computers. In addition, Lynwood supplies a wide range of rugged flat panel displays for use within air, maritime and land mobile environments.

Lynwood has the capability to supply integrated systems and subsystems that meet specific rugged and environmental specifications. Lynwood's design and manufacturing capabilities are concentrated around the system integration and final assembly and test of these products. Lynwood strives to respond quickly with a cost effective product using the latest COTS technologies and employs the same technology relations and teaming programs as Codar and Systems to meet this end.


Telecommunications Segment

The Telecommunications segment currently consists of one operating company:
Wilcom, Inc. ("Wilcom"), located in Laconia, New Hampshire. Wilcom designs and manufactures products for use in the telephone industry. The majority of Wilcom's sales are to the Regional Bell Operating Companies ("RBOCs").


The business of Wilcom is made up of two product lines; analog and digital telephone test equipment, for use with either fiber or copper cable, and telephone transmission enhancement products, which are used to enhance or improve the characteristics of voice, digital data and video over copper wire.

The test equipment product line is comprised of digital, fiber and analog test instrumentation used by domestic and international telephone companies. Current products include line testers, fiber identifiers, power meters and other such instruments.


Telephone transmission enhancement products, which represent the greater growth opportunity for the division, include two product lines that are differentiated by their use rather than their technologies. One of the product lines is referred to as line treatment equipment ("LTE") and is normally installed on telephone company property, while the other product line, the enhanced line power amplifier ("ELPA"'), is normally installed at the customer's premises (but can be installed on telephone company property).

Both the LTE and the ELPA are electronic modules, installed for the express purpose of improving voice quality, increasing data transmission speeds when using modems and increasing the ability of copper wire to be used for video transmission in special instances. The LTE has been designed for use with two and four wire telephone circuits and the ELPA has been designed for use with two wire circuits. Network upgrading has become important due to the many new competitive technological alternatives to copper wire such as radio, cellular telephone, satellite transmission, fiber cables and microwave which can send information and data from location to location. The proliferation of higher speed analog modems has made the need for better quality phone lines an important issue. Wilcom's products allow the telephone companies to provide additional services in voice, data and video transmission over their existing copper networks.


The ELPA product line has been extended by the introduction of a smaller, lighter, less expensive product called the Turbo Amp. The Turbo Amp has been designed to be self-powered from the telephone line and permit the improvement of line transmission quality by automatically adjusting the various electrical parameters that control signal transmission. The Turbo Amp also requires less skilled technicians for installation and can be configured and installed from a remote site, which can result in substantially reduced service calls and cost to the RBOCs. The Company has received patents on the Turbo Amp.


Marketing and Service

The Company sells its products directly to customers and serves as a subcontractor to larger prime contractors serving the same customer base. The Company's products are marketed to customers through sales personnel, manufacturers' representatives and distributors. The Company maintains sales offices and sales support in Columbia, Maryland; Westlake Village, California; Longmont, Colorado; Laconia, New Hampshire; Australia; England; and Israel.

The Company provides maintenance and field service for its products through its customer service departments located at each of its manufacturing facilities and at certain customer sites. Field service for printers is also performed by some distributors. Most overseas service is performed by the Company's representatives in Australia, Denmark, England, France, Germany and Israel.

Customers


During 1996 and 1995, sales under contracts with the U.S. Government were approximately 30% and 38%, respectively, of the Company's net sales. The U.S. Government and one other customer individually accounted for more than 10% of the Company's sales in 1996 or 1995. The Company's sales are affected by the U.S. defense budget. With continuing discussions on budget cuts, it is difficult to assess what the impact of budget cuts, if any, will be on the Company. It appears that defense outlays will be reduced from past levels. The Company is unaware of any targeted cuts specifically affecting its products. The Company's products are utilized on many different programs. However, changed U.S. Government spending levels could impact the Company's future sales levels. No single U.S. Government contract accounted for greater than 10% of the Company's sales in 1996 or 1995.

The U.S. Government accounted for 34% and one other customer accounted for 16% of the Electronic Systems segment's 1996 sales. Two separate customers accounted for 26% and 18%, respectively, of the Telecommunications segment's 1996 sales.

Foreign Sales

Foreign sales in 1996 and 1995 accounted for approximately 24% and 21%, respectively, of total sales. Such sales, which exclude products sold to the U.S. Government and resold by the U.S. Government for foreign military use, are made primarily to customers in Australia, Canada, Hong Kong, India, Indonesia, Israel, Japan, the United Kingdom and Western Europe.

The Company's foreign sales are comprised of export sales from the U.S. and foreign revenues from Lynwood. All export sales from the U.S. are payable in U.S. dollars and, therefore, settlement amounts do not fluctuate with changes in exchange rates. All of Lynwood's sales are payable in British currency. Fluctuations in exchange rates between the U.S. dollar and the British pound will impact on the Company's operating results. No single country, with the exception of the United Kingdom (70% in 1996 and 86% in 1995) and Australia (18% in 1996 and less than 5% in 1995), accounted for more than 5% of the Company's foreign sales in any of the past two years.

Foreign sales for the past three years have been as follows:


                                           Approximate
                                               Total          Percent of
                                           Foreign Sales     Company Sales
                                           -------------     -------------

        1996 .............................  $16,154,000           24%
        1995 .............................   12,679,000           21%
        1994 .............................   13,828,000           25%


Backlog

The Company's backlog of orders was $30.2 million at December 31, 1996. Of this amount, 14% represents orders for U.S. military sales. Such orders are subject to termination at the convenience of the U.S. Government with negotiated settlements in which the Company seeks to recover its costs and a reasonable profit. Certain other orders, when subject to cancellation or return, are handled with a restocking charge or by negotiated settlement.

While the Company's backlog is not subject to seasonal factors, it does fluctuate due to timing of orders from the U.S. Government. The Company expects to produce and ship approximately 60% of its current backlog of orders before the end of 1997.



Competition

The Company's business is highly competitive. Many suppliers in the Company's markets are significantly larger than the Company in terms of total sales and assets, and many devote significantly more resources to the development of new products than does the Company. The Company searches for certain market niches where it has expertise and can compete successfully. Competition for the Company's products is based principally on reliability, performance, price and diversity of the products offered.



Research and Development

The Company's technological base is characterized by rapid change. As a result, maintenance and expansion of the Company's business are partially dependent upon the success of the Company's programs to develop new products and upgrade existing products. The Company's engineering resources have been devoted to the development of new products in every major category of its business.


During the years 1996, 1995 and 1994, the Company's total engineering expenditures were $3,929,000, $7,264,000 and $9,335,000, respectively. Due to the extensive use of COTS-based equipment in the Company's products, the Company's cost of independent research in pursuit of new products and improvements to existing products has declined during the years 1996, 1995 and 1994 to approximately $1,639,000, $1,807,000 and $3,214,000, respectively.
Customer-funded engineering included in cost of sales or inventory, as a contract cost was $2,290,000 in 1996, $5,457,000 in 1995 and $6,121,000
in 1994.

Patents and Trademarks

The Company owns patents and trademarks and seeks patent protection for its products in cases where the Company believes the technology involved is sufficiently innovative to warrant such protection. The Company seeks trademark protection for its products in cases where the Company believes for marketing reasons such protection is warranted. The Company seeks to protect its proprietary information through its reliance on patent, copyright, trademark and trade secret laws, non-disclosure agreements with its employees and confidentiality provisions in licensing arrangements with its customers. There is no assurance that such agreements will be effective to protect the Company or that the proprietary information deemed confidential by the Company will be adequately protected by the law respecting trade secrets. Consequently, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain the Company's proprietary rights. Moreover, the laws of some foreign countries do not afford the same protection provided by U.S. laws to the Company's proprietary rights.


Government Regulation

The Company is subject to the Federal acquisition regulations governing the issuance of government contracts, Federal Trade Commission regulations governing its advertising and trade practices, Department of Commerce regulations as well as Department of State Defense Trade Control regulations with respect to goods it imports and exports, and the Truth in Negotiations Act, which provides for the examination by the U.S. Government of cost records to determine whether accurate pricing information was disclosed in connection with government contracts. To date, such government regulations have not had a material adverse effect on the Company's business. The Company in the normal course of business is subject to Department of Defense audits with respect to its government contracts, some of which may result in pricing adjustments.

The Company's manufacturing operations are subject to various federal, state and local laws that regulate the discharge of materials into the environment, or otherwise relating to the protection of the environment. To date, compliance with such government regulations has not had a material adverse effect on the Company's business.


Manufacturing and Supplies

Production of the Company's products requires assembly and testing of components, printed circuit boards and other purchased parts. Quality control, testing and inspection are performed at various steps throughout the manufacturing process.

The Company purchases certain materials and components used in its systems and equipment from independent suppliers. These materials and components are not normally purchased under long-term contracts. The Company purchases minicomputers, workstations, personal computers, mass storage subsystems, high resolution monitors and keyboards under OEM agreements. The Company believes that most of the items its purchases may be obtained from a variety of suppliers and it normally obtains alternative sources for major items, although the Company is sometimes dependent on a single supplier or a few suppliers for some items.


During 1995 and 1994, the Company's cash constraints strained its relationships with vendors, which adversely impacted the Company's ability to meet its production targets on a timely and cost-effective basis. These constraints were significantly eased during 1996 and the Company now believes it is in good standing with all of its vendors.

Employees


At December 31, 1996, the Company had approximately 290 employees. The Company has never experienced a work stoppage and none of its employees is represented by a union. The Company believes its relationship with its employees is good. In January 1997, the Company reduced its work force by approximately 40 additional employees.


Properties

The Company's facilities, which are believed to be adequate to meet the Company's foreseeable needs, are shown in the table that follows:


                                   Facilities
                                   ----------

                                                   Approximate
                                                   Floor Area          Expiration
Division or Subsidiary         Location            (in Sq. Ft.)           Date
----------------------         --------            ------------           ----
Electronic Systems Segment
--------------------------

   Codar                  Longmont, Colorado       52,000 (leased)   November 1, 1999

   Systems                Columbia, Maryland       25,000 (leased)   November 30, 2001

   Lynwood                Farnham, England         26,000 (leased)   December 25, 2014

Telecommunications Segment
--------------------------

   Wilcom                 Laconia, New Hampshire   52,000 (owned)            --


The Company also leases several small sales offices. The Company's corporate office is in short-term leased executive offices located in Huntington, New York. The Company pays approximately $1,198,000 per annum for the rental of all its facilities.

                                   MANAGEMENT

Directors and Executive Officers

     The names and ages of the directors and executive officers of the Company, and their positions with the Company, are as follows:


Name                     Age                     Position
----                     ---                     --------
Robert A. Carlson        64      Class I Director, Chairman and Chief Executive
                                 Officer

Richard A. Schneider     44      Class II Director, Executive Vice President,
                                 Treasurer, Chief Financial Officer and
                                 Secretary

Stephen A. Barre         56      Class II Director

Edward L. Hennessy, Jr.  68      Class II Director

Charles S. Holmes        55      Class I Director

C. Shelton James         55      Class I Director

Dennis McCarthy          50      Class II Director




     The principal occupations for the past five years (and, in some instances, for prior years) of each of the directors, executive officers and key employees of the Company are as follows:

     Robert A. Carlson is a Director and the Chairman and Chief Executive Officer of the Company. Mr. Carlson has been an officer of the Company since 1987. Until October 1995, he served as President and Chief Executive Officer while, until December 1989, he served as President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Carlson served as President and Chief Executive Officer of Millicom Inc., a cellular telephone company, from 1984 through 1985 as well as a director of Racal/Millicom, a United Kingdom company. From 1977 through 1983, Mr. Carlson served as a Division President of Simmonds Precision Products, Inc., a military electronic company.

     Richard A. Schneider is a Director and the Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company. He was elected a Director of the Company on February 11, 1993. From October 1988 until December 1992, he served as Vice President - Finance and Treasurer of the Company. He was elected Secretary of the Company in January 1990. Prior to joining the Company, from November 1981 to 1988, Mr. Schneider was employed by EDO Corporation, an electronics company which designs and manufactures advanced electronic and specialized equipment for military, marine and aviation markets, in a number of positions, the most recent of which was Controller. Mr. Schneider is a certified public accountant.

     Stephen A. Barre, a Director of the Company since 1989, has been for more than the past five years the Chairman and Chief Executive Officer of Servo Corporation of America, a communications and defect detection company.

     Edward L. Hennessy, Jr., a Director of the Company since March 6, 1996, Mr. Hennessy is the retired Chairman and Chief Executive Officer of Allied Signal, Inc. a worldwide technology company. He is also a director of The Bank of New York, a New York state commercial banking company, Lockheed Martin Corp., a designer, manufacturer, integrator and operator of systems and products in leading edge technologies, National Association of Manufacturers, Wackenhut Corporation, an international provider of security-related services and privatized correctional and detention facility management and design services, Walden Real Estate Investment Trust, a self-managed fully integrated REIT focused on middle income multi-family properties, and Fundamental Management Corporation. A designee of Fundamental Management Corporation, he was elected a Director of the Company on March 6, 1996.

     Charles S. Holmes, a Director of the Company since October 3, 1995, is the President and sole stockholder of Asset Management Associates of New York, Inc. ("Asset Management"), a New York-based firm specializing in acquisitions of manufacturing businesses. Mr. Holmes founded and was a partner in Asset Management Associates, a predecessor partnership of Asset Management, from 1978 to 1991. He has served since its formation in 1992 as Vice Chairman of the Board of Directors of Chart Industries Inc., which specializes in the design, manufacture and sale of industrial process equipment used in the hydrocarbon and industrial gas industries for low-temperature and cryogenic applications, and manufactures other industrial equipment such as stainless steel tubing, structural pipe supports and high vacuum systems.

     C. Shelton James, a Director of the Company since 1989, has been for more than the past five years the Chairman of the Board and Chief Executive Officer of Elcotel Inc., a public communications company. He also is President and a director of Fundamental Management Corporation, an investment management company which is the general partner of limited partnerships which are substantial investors in the Company, and he is on the Board of Directors of Harris Computer Systems Inc., a company engaged in the manufacture of electronic computers, SK Technologies, a company engaged in development and marketing of point of sale and data communication software and market computer hardware, and CPSI Inc., a company engaged in high performance computing.

     Dennis McCarthy, a designee of Mr. Holmes, was elected a Director of the Company on March 6, 1996. He has been employed by Asset Management Associates of New York, Inc., a New York-based firm specializing in acquisitions of manufacturing businesses, since 1988.


     Directors are elected by the shareholders at annual meetings for two year terms and serve until the next annual meeting of shareholders for the year in which their term expires or until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are elected.

Executive Compensation

The following table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executives") for each of the Company's last three fiscal years.


                          SUMMARY COMPENSATION TABLE

                                                                         Long Term Compensation
                                                                         ----------------------
                                            Annual Compensation                   Awards              Payouts
                                            -------------------                   ------              -------
         (a)                (b)        (c)          (d)         (e)           (f)            (g)         (h)          (i)
                                                                                         Securities
                                                            Other Annual   Restricted    Underlying                All Other
  Name and Principal       Fiscal                           Compensation     Stock        Options/     LTIP      Compensation
       Position             Year    Salary ($)   Bonus ($)     ($) (1)     Award(s)($)    SARs(#)     Payouts         ($)
       --------             ----    ----------   ---------     -------     -----------    -------     -------         ---
Robert A. Carlson -         1996    $196,000     $176,000         --          --             --         --       $58,295 (2)
President and Chief         1995     263,000           --         --          --        250,000 (5)     --        59,071 (2)
Executive Officer           1994     275,000           --         --          --        138,983 (4)     --        66,324 (2)
Richard A. Schneider -      1996     124,000       96,000         --          --             --         --         7,454 (3)
Executive Vice President,   1995     152,000        8,500         --          --        125,000 (5)     --         7,630 (3)
Treasurer and Secretary     1994     149,000           --         --          --         94,389 (4)     --        12,426 (3)


--------------------------------------------------------------------------------

(1) The aggregate amount of all perquisites and other personal benefits paid to any Named Executive is not greater than either $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive.

(2) Includes $59,022, $59,071 and $58,295 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Carlson in each of the years 1994, 1995 and 1996, respectively, as well as $7,302, $0 and $0 of matching contributions made by the Company under the 401(k) deferred compensation plan and $0, $0 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Carlson for each of the years 1994, 1995 and 1996, respectively.

(3) Includes $7,603, $7,630 and $7,454 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Schneider in each of the years 1994, 1995 and 1996, respectively, as well as $4,823, $0 and $0 of matching contributions made by the Company under the 401(k) deferred compensation plan and $0, $0 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Schneider for each of the years 1994, 1995 and 1996, respectively.

(4) Options to acquire shares of Common Stock that were granted in fiscal year 1994. At the same time, options for Mr. Carlson (102,951 shares) and Mr. Schneider (54,996 shares) were canceled.

(5) Options to acquire shares of Common Stock that were granted in fiscal year 1995. At the same time, options for Mr. Carlson (214,485 shares) and Mr. Schneider (95,327 shares) were canceled.

Stock Options
-------------


The table below summarizes the options granted to the Named Executives in 1996 and their potential realizable values.

                           Option/SAR Grants in 1996
                           -------------------------

                                                                                             Potential Realizable Value of
                                                                                                    Assumed Annual
                                                                                                 Rates of Stock Price
                                                                                                     Appreciation
                                         Individual Grants                                        for Option Term 1
-------------------------------------------------------------------------------------------------------------------

         (a)                          (b)           (c)             (d)            (e)              (f)      (g)

                               Number of     % of Total
                               Securities    Options/SARs
                               Underlying    Granted to
                               Options/SARs  Employees in   Exercise or Base
Name                           Granted (#)   Fiscal Year      Price ($/Sh)   Expiration Date      5%($)    10%($)
-------------------------------------------------------------------------------------------------------------------

Robert A. Carlson
                                  -0-            N/A              N/A             N/A              N/A      N/A
President and
Chief Executive Officer

Richard A. Schneider              -0-            N/A              N/A             N/A              N/A      N/A
Executive Vice President
Treasurer and Secretary

________________________



The table below summarizes the exercise of stock options during 1996 for the Named Executives.

      Aggregated Option/SAR Exercises in 1996 and FY-End Option/SAR Values
      --------------------------------------------------------------------

          (a)                   (b)            (c)           (d)               (e)
                                                             Number of
                                                             Securities         Value of
                                                             Underlying         Unexercised
                                                             Unexercised        In-the-Money
                                                             Options/SARs       Options/SARs
                                                             at FY-End (#)      at FY-End ($)

                                Shares
                                Acquired on    Value         Exercisable/       Exercisable/
Name                            Exercise       Realized($)   Unexercisable      Unexercisable(1)
------------------------------------------------------------------------------------------------

Robert A. Carlson -             -0-            $0            125,000/125,000    $156,250/$156,250
President and Chief
Executive Officer

Richard A. Schneider -          -0-            $0             62,500/62,500      $78,125/$78,125
Executive Vice President
Treasurer and Secretary




------------------------

(1) Market price at December 31, 1996 minus exercise price times the number of shares underlying the unexercised options.

Supplemental Retirement Plan

The Company terminated its non-qualified Supplemental Retirement Plan (the "SERP") on December 19, 1996. On August 7, 1996, the Company and Mr. Schneider agreed on the termination of Mr. Schneider's status as an eligible participant under the SERP and the redemption of his interest in the SERP by the Company at a redemption price of $150,000, which represented a discount of approximately 60% from the actuarial equivalent lump sum value of his accrued benefit under the SERP as of February 29, 1996. On December 19, 1996, the Company and Mr. Carlson agreed on the termination of Mr. Carlson's status as an eligible participant under the SERP and the redemption of Mr. Carlson's interest in the SERP by the Company at a redemption price of $800,000, payable quarterly in four equal installments of $200,000 beginning on February 17, 1997. It is estimated that Messrs. Carlson and Schneider, who have 12 and 8 years of credited service, respectively, would have received each year at normal retirement age annual amounts under the SERP of $131,296 and $65,103, respectively.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 1996, the members of the Compensation Committee were Charles S. Holmes (Chairman), Stephen A. Barre and Edward Hennessy, Jr. During fiscal year 1996 and formerly, none of such persons was an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. In addition, during the fiscal year ended December 31, 1996, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.


Employment and Change in Control Agreements

The Company entered into an Employment Agreement with Robert A. Carlson as of January 1, 1997. Pursuant to the employment agreement with Mr. Carlson, the term of his employment commenced on January 1, 1997 and will continue until December 31, 1997 unless extended by Mr. Carlson for a period of one year on or within 30 days prior to each of January 1, 1998 and January 1, 1999 (each an "Extension Date"). Mr. Carlson will be paid salary at a rate of $260,000 per annum which represents a 25% increase in salary from the prior year's level. Assuming that the Company attains certain annual targets, the Company will also pay Mr. Carlson an annual bonus equal to 50% of his salary. The employment agreement with Mr. Carlson also provides that the Company will pay Mr. Carlson $50,000 on each January 15, 1998 and January 15, 1999 if Mr. Carlson continues to serve as Chairman of the Company on each such Extension Date, and an additional $50,000 if Mr. Carlson continues to service as Chief Executive Officer of the Company on each such Extension Date (collectively referred to as the "Executive Bonus"). Mr. Carlson will be eligible to participate in all employee benefit programs. The employment agreement with Mr. Carlson also provides that in the event the Company decides to terminate Mr. Carlson's employment without cause he is entitled to a payment of a pro rata share of unused vacation for the full year plus a pro rata share of his bonus under the Company Bonus Plan, if the Board in its sole discretion so determines, plus a severance payment of the Executive Bonus on the dates he would otherwise be entitled to receive the Executive Bonus. In the event the Company decides to terminate Mr. Carlson's employment without cause prior to November 31, 1997 he is entitled to either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminated Mr. Carlson's employment for cause, the Company will provide 20 days written notice, and reason for the termination. Mr. Carlson will have those 20 days to effect a cure to the Company's satisfaction.

The Company entered into an Employment Agreement with Richard A. Schneider on October 16, 1995 which was amended as of August 8, 1996 and January 2, 1997. Pursuant to the employment agreement with Mr. Schneider, the term of his employment commenced on October 16, 1995 and will continue until October 16, 1997. Mr. Schneider will be paid salary at a rate of $180,000 per annum which represents a 25% increase in salary from the prior year's level. Assuming the Company attains certain annual targets, the Company will also pay Mr. Schneider an annual bonus equal to 40% of his salary. Mr. Schneider will be eligible to participate in all employee benefit programs, and in 1995 was granted options to purchase 125,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 100,000 previously issued options which were canceled). The employment agreement with Mr. Schneider also provides that in the event the Company terminates Mr. Schneider's employment without cause, Mr. Schneider will be entitled to a severance payment of either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater, and a severance payment of a pro rata share of unused vacation for the full year plus a pro rata share of his bonus under the Company Bonus Plan, if the Board in its sole discretion so determines. If the Company decides to terminate Mr. Schneider's employment for cause, the Company has agreed to provide 20 days written notice, and reason for the termination. Mr. Schneider will have those 20 days to effect a cure to the Company's satisfaction.


Director Compensation

During 1996, each director who was not also an officer of the Company was paid an annual retainer of $15,000, plus $2,500 for each committee that a director serves on, plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1996, directors who were also officers of the Company received no remuneration for attendance at Board and committee meetings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning persons or groups who are known by the Company to be the beneficial owners of more than 5% of the Common Stock as of March 11, 1997. The information in the table below is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.

                                         Number of Shares of
                                             Common Stock          Percent of
Name and Address of Beneficial Owner     Beneficially Owned(1)    Common Stock
------------------------------------     ---------------------    ------------

Charles S. Holmes
P.O. Box 2850
Southampton, NY  11969(2)                     3,212,000              29.0%

Pioneering Management Corporation
60 State Street
Boston, MA  02114(3)                            579,000               6.4%

Fundamental Management Corporation
4000 Hollywood Boulevard
Suite 610N
Hollywood, FL  33021(4)                       1,150,636              11.8%


------------------------

1) To the knowledge of the Company, beneficial owners named in the above table have sole voting power with respect to the shares listed opposite their names.




2) Mr. Holmes is a director of the Company. These shares are comprised of 1,000,000 shares of Common Stock, 1,700,000 shares underlying certain Warrants exercisable at $2.50 per share and 300,000 shares underlying certain Warrants exercisable at $3.00 per share, owned by Mr. Holmes; and 175,000 shares of Common Stock and 37,000 shares underlying Warrants exercisable at $2.50 per share owned by a friend of Mr. Holmes.
     The ownership percentage is calculated as if such Warrants and Notes had been converted as of March 11, 1997.


3) These shares are reportedly owned by a passive investor. Pioneering Management Corporation is the investment company advisor of such investor and is registered under Section 203 of the Investment Advisers Act of 1940.


4) These shares are reportedly owned by various limited partnerships, of which Fundamental Management Corporation is the general partner. C. Shelton James, a director of the Company, is the President and a director of Fundamental Management Corporation. These shares are composed of 400,636 shares of Common Stock, 250,000 shares underlying certain Warrants exercisable at $2.50 per share and 500,000 shares underlying $1,000,000 of Notes convertible into shares at $2.00 per share. Excludes 14,793 shares of Common Stock owned by Mr. James as to which shares Fundamental Management Corporation disclaims beneficial ownership. The ownership percentage is calculated as if such Warrants and Notes had been converted as of March 11, 1997 by Fundamental Management Corporation.

Shares of Common Stock beneficially owned as of March 11, 1997 by each director and executive officer of the Company and by all directors and executive officers of the Company as a group are set forth in the following table. This table is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.

                        Beneficial Ownership of Shares(1)

                                         Number of Shares of
                                             Common Stock         Percent of
Name                                     Beneficially Owned(2)  Common Stock(3)
----                                     -------------------    -------------

Robert A. Carlson                              100,467              1.11%

Stephen A. Barre                                17,654                --

Edward L. Hennessy, Jr.                            -0-                --

Charles S. Holmes(4)                         1,000,000             11.08%

C. Shelton James(5)                             14,793                --

Dennis McCarthy                                    -0-                --

Richard A. Schneider                            16,812                --

All directors and officers as a group
(7 persons)                                  1,149,726             12.74%


------------------------

--  =  Less than 1%

1) Directors and executive officers have sole voting power and sole investment power with respect to the shares listed opposite their names.


2) Excludes options exercisable within 60 days of March 11, 1997 for such persons as follows: Mr. Carlson, 125,000, Mr. Barre, 3,120; Mr. Hennessy, -0-; Mr. Holmes, -0-; Mr. James, 7,401; Mr. McCarthy, -0-; Mr. Schneider, 62,500; and all directors and officers as a group, 198,021.

3) The percentages of Common Stock outstanding are based on 9,032,437 shares outstanding on March 11, 1997.

4) Excludes Warrants to purchase 2,000,000 shares of Common Stock owned by Mr. Holmes and 175,000 shares of Common Stock and Warrants to purchase 37,000 shares of Common Stock owned by a friend of Mr. Holmes.


5) Excludes 400,636 shares of Common Stock, Warrants to purchase 250,000 shares of Common Stock and Notes convertible into 500,000 shares of Common Stock owned by various limited partnerships of which Fundamental Management Corporation, an investment company of which Mr. James is President and a director, as to which shares Mr. James shares voting and dispositive power.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Charles S. Holmes, a director of the Company, purchased $2,000,000 principal amount of Notes and Warrants (the "Units") to purchase 500,000 shares of Common Stock issued pursuant to the private placement (the "Investment Transaction") of the Units by the Company in exchange for the 12% Subordinated Promissory Notes of the Company held by him in the aggregate principal amount of $2,000,000. Mr. Holmes also received an additional 1,200,000 Warrants for past advisory services in connection with the Investment Transaction and the engagement of Commonwealth Associates as the Company's placement agent. Pursuant to an agreement between Mr. Holmes and the Company on May 9, 1996, which provided for the immediate grant to Mr. Holmes of warrants to purchase 300,000 shares of Common Stock at any time and from time to time on or before February 15, 2002 at an exercise price of $3.00 per share, subject to adjustment in certain events, Mr. Holmes converted the Notes held by him in the aggregate principal amount of $2,000,000 into one million shares of Common Stock which he currently owns.

C. Shelton James, a director of the Company, is the president and a director of Active Investors II, Ltd. ("Active Investors"), a company which, together with certain affiliated limited partnerships, currently owns shares of Common Stock of the Company. In connection with the Investment Transaction, Active Investors purchased 900 Units from the Company in exchange for 12% Subordinated Promissory Notes of the Company held by him in the aggregate principal amount of $900,000. On May 2, 1996 Active Investors purchased additional Notes in the aggregate principal amount of $100,000 and Warrants to purchase 25,000 shares of Common Stock.

In connection with the Investment Transaction, the Company agreed to use its best efforts to cause the resignation of two then-current members of the Board of Directors and cause to be elected as directors two individuals acceptable to the Company and who are designed by the investors, including one designated solely by Mr. Holmes and one designated solely by Active Investors. Dennis McCarthy was designated to serve in such capacity by Mr. Holmes, while Edward L. Hennessy, Jr. was designated to serve in such capacity by Active Investors, and each became a director of the Company on March 6, 1996.

                           DESCRIPTION OF SECURITIES

The Notes


     The Notes mature on January 15, 2001 and bear interest from the date of issuance at the rate per annum of 12%. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing April 15, 1996. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law. The Notes are subject to prepayment, in whole and not in part, at the option of the Company, at any time after the third anniversary of the date of issuance, without premium or penalty. Upon the occurrence of a "change in control" of the Company, each holder of the Notes will have the right to require that the Company repurchase such holder's Notes in whole and not in part, without premium or penalty, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, pursuant to an offer made in accordance with the procedures described in the Notes. The Notes are governed by an Indenture (the "Indenture") dated as of July 15, 1996 between the Company and First Trust National Association, as trustee (the "Trustee"). The holders of a majority in principal amount of the Notes then outstanding by notice in writing to the Company and the Trustee or any successor trustee may (i) remove the Trustee and (ii) within one year after a successor trustee appointed by the Company has taken office, appoint a successor trustee to replace the successor trustee appointed by the Company. The Notes and the Indenture may not be amended in any material respect for the purposes of adding any provision to, or changing in any manner or eliminating any of the provisions of, the Notes or the Indenture without the consent of the holders of at least 50% in aggregate principal amount of outstanding Notes. The Notes and the Indenture may not be amended, for the purposes of (i) changing the maturity of the principal, or any installment of interest, (ii) changing the currency in which the Notes are payable, (iii) reducing the principal amount or the interest rate, and (iv) reduce the percentage of the principal amount of the outstanding Notes required for any amendment or waiver of the provisions of the Note and the Indenture, without the consent of the holder of each outstanding Note.


     Subordination. The indebtedness evidenced by the Notes, including any interest thereon, is subordinate and subject in right of payment to the prior payment when due in full of all Senior Indebtedness. Senior Indebtedness is defined in the Note to include, unless the terms respecting the particular indebtedness or obligation otherwise provide, the principal of, premium, if any, and any interest on, all liabilities of the Company, direct or contingent, joint, several or independent, now or hereafter existing, due or to become due, whether created directly or acquired by assignment or otherwise, under or in respect of the Credit Agreement and all extensions, renewals and refunding of any of the foregoing up to the original amount. The Company has made payments totaling $4.4 million in excess of requirements and has the right to borrow such amount back if needed. At March 29, 1997, the amount of Senior Indebtedness outstanding was $5,900,000 which was outstanding pursuant to the Credit Agreement which provides for quarterly principal payments of $750,000 on the last day of each quarter, commencing March 31, 1997 and ending on December 31, 1998, together with accrued and unpaid interest through the applicable payment date at the prime rate plus 1 3/4% per annum. The remaining outstanding principal amount of $5,025,000 is due and payable on January 15, 1999. Upon the acceleration of any Senior Indebtedness or upon the maturity of the entire principal amount of any Senior Indebtedness by lapse of time, acceleration or otherwise, all such Senior Indebtedness which has been so accelerated or matured shall first indefeasibly be paid in full before any payment is made by the Company or any person acting on behalf of the Company on account of any obligations evidenced by the Notes. There is no sinking fund for the Notes.


     The Notes will be senior to any indebtedness of the Company's subsidiaries. At March 29, 1997, there was no such indebtedness.

     Conversion Rights. The Notes may be converted by the holders as to their principal amount into Common Stock of the Company at any time at a conversion price equal to $2.00 per share, subject to adjustment. The conversion price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of the shares of Common Stock to be received upon conversion, (iii) the payment of dividends or other distributions in the form of the securities to be received upon conversion, and (iv) the issuance of shares of Common Stock at less than the conversion price. No adjustment of the conversion price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the conversion price last adjusted. The Company may force conversion of the Notes if, at any time prior to maturity, the closing bid price for the Common Stock exceeds $6.00 per share for thirty (30) consecutive trading days prior to the giving of notice of conversion. Fractional shares will not be issued upon conversion, but cash adjustment will be paid in lieu thereof. Interest will accrue on the Notes through the date of conversion. No payment or adjustment will be made for dividends on securities issued upon conversion.


     Restrictive Covenants. The Notes contain certain negative covenants prohibiting, among other things, the negative pledge of the Company's assets not otherwise encumbered by its senior lenders.

     Events of Default. "Events of Default" under the Notes include failure to pay principal when due or the failure to pay interest for a period of 10 days after such payment becomes due, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due, or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and voluntary or involuntary bankruptcy of the Company. In the event that the Company defaults in making any payment of principal required to be made by the Notes, the Company shall pay interest on such defaulted amount at a rate of 18%.



     If an Event of Default occurs and is continuing, then and in every such case the Trustee by notice in writing to the Company, or the holders of at least 25% in principal amount of the Notes then outstanding by notice in writing to the Company and the Trustee, may declare the Notes then outstanding to be immediately due and payable, whereupon the same will be immediately due and payable. The holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may rescind an acceleration if all existing Events of Default have been cured or waived except for nonpayment of accelerated amounts. A payment default will result in the issuance to each Noteholder of a pro rata share of additional warrants to purchase an aggregate of 2,000,000 shares of Common Stock and until the Notes are fully repaid, the right of the Noteholders to elect a majority of the Company's Board of Directors. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law. The holders of at least a majority in principal amount of the Notes then outstanding may waive an existing Event of Default and its consequences; provided that it is not an Event of Default that is continuing or an Event of Default in the payment of principal or interest on the Notes.

     Remedies. The holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture. A Noteholder may pursue a remedy with respect to the Indenture or the Notes only if (i) the Noteholder gives to the Trustee notice of a continuing Event of Default, (ii) the holders of at least 25% in principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy, (iii) such Noteholder or Noteholders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and (v) during such 60-day period, the holders of a majority in principal amount of the Notes then outstanding do not give the Trustee a direction inconsistent with the request.

The Warrants


     Each Warrant entitles the holder thereof to purchase specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment. The Exercise Price and the number of shares of Common Stock to be received upon exercise are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of shares of Common Stock to be received upon exercise, (iii) the payment of dividends or other distributions in the form of the securities to be received upon exercise, and
(iv) the issuance of shares of Common Stock at less than the Exercise Price.
No adjustment of the Exercise Price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the Exercise Price last adjusted. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before February 15, 2002 (the "Expiration Date") by delivery of an Exercise Notice duly completed and tendering of the aggregate Exercise Price. Each Warrant may be exercised in whole or in part so long as any exercise in part would not involve the issuance of fractional shares of Common Stock.


     Discussion of the Notes and Warrants in this Prospectus is qualified entirely by reference to the forms of the Note and Warrant filed by the Company with the Commission.

Common Stock


     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.10 per share. As of March 29, 1997, 9,069,437 shares of Common Stock were outstanding.


     Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held. Under New York law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve, among other matters, an amendment of the certificate of incorporation if the rights or preferences of such holders would be subordinated or otherwise adversely affected thereby.

     Dividends. If all cumulative dividends shall have been paid as declared or set apart for payment upon shares of Preferred Stock then outstanding, if any, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. The Credit Agreement prohibits the payment of cash dividends, but permits stock splits and dividends payable solely in shares of any class of its capital stock. See "Trading Information" below.

     Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and after the preferential rights of holders of shares of Preferred Stock then outstanding, if any, have been satisfied.

     Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. The affirmative vote of the holders of 80% of all Common Stock of the Company shall be required for the adoption or authorization of (i) a business combination (as defined in the Certificate of Incorporation) with any other entity (as defined in the Certificate of Incorporation) if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Common Stock, or (ii) a proposed dissolution of the Company or a proposed amendment of the Certificate of Incorporation of the Company which would either change the entitlement of the holders of shares of Common Stock of the Corporation to vote in the election of directors or would authorize the Company to issue either shares of capital stock (other than shares of its Common Stock) or bonds, debentures or other obligations, which, if issued, would or could be entitled to vote in the election of directors if, as of the record date for the determination of shareholders entitled to notice of and to vote on such proposed dissolution or such proposed amendment, any other entity
(as defined in the Certificate of Incorporation) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Common Stock; provided that such 80% voting requirement shall not be applicable to the adoption or authorization of a business combination if certain circumstances, detailed in the Certificate of Incorporation, exist. This provision may have the effect of discouraging attempts by a person or group to take control of the Company. See "RISK FACTORS -- Anti-takeover Restrictions."

     All issued and outstanding shares of Common Stock are, and the Common Stock reserved for issuance upon conversion of the Notes and exercise of the Warrants will be, when issued, fully-paid and non-assessable.

Preferred Stock

     The Company is authorized to issue 2,000,000 shares of preferred stock, no par value (the "Preferred Stock"), none of which are currently outstanding. The Board of Directors of the Corporation is authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights), of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock.

Trading Information

     The Common Stock trades on The Nasdaq Stock Market under the symbol NATL. The table below sets forth for the periods indicated the high and low sale prices for the Common Stock as adjusted for stock dividends and stock splits as compiled from published sources.



                   Period                    High                Low
                   ------                    ----                ---
               1997
               First Quarter                 5  3/8              3  3/8

               1996
               First Quarter               $ 3                 $ 1  7/8
               Second Quarter              $ 3  7/8            $ 2
               Third Quarter                 4                   3  1/8
               Fourth Quarter                4                   2  3/4

               1995
               First Quarter               $ 3                 $ 1  7/8
               Second Quarter                3  1/2              2  1/8
               Third Quarter                 3  1/4              1  1/4
               Fourth Quarter                2  3/8              1  1/8

     As of March 11, 1997, the approximate number of record holders of the Common Stock as determined from the records of the transfer agent, American Stock Transfer & Trust Company, was 650. Street names are included collectively as a single holder of record. Management estimates that the Company has approximately 2,000 additional shareholders holding stock in street names.

     The Warrants trade on the Nasdaq Small Cap Market under the symbol NATLW. As of May 18, 1997, there were approximately 33 record holders of Warrants as determined from the records of the warrant agent, American Stock Transfer & Trust Company.

     The Notes are quoted on the Yellow Sheets of the National Quotations Bureau under the symbol NAI TECH INC 12-2001. As of May 18, 1997 there were approximately 40 record holders of Notes as determined from the records of the trustee, First Trust National Association.


     There have been no cash dividends declared or paid on the Common Stock during the past five years. The Credit Agreement prohibits the payment of cash dividends. A 4% stock dividend on the Common Stock was paid to shareholders of record on February 25, 1994.

Transfer Agent

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York. The Company acts as its own transfer agent with respect to the Notes and Warrants.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax considerations applicable to the purchase, ownership and disposition of the Notes and the Warrants, and of the Common Stock received upon conversion of the Notes or exercise of the Warrants. This summary is limited solely to investors who acquire securities pursuant to this Prospectus and who own the Notes and the Warrants, and any Common Stock received on conversion of the Notes or exercise of the Warrants, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based upon the provisions of the Code and the regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the Internal Revenue Service (the "Service") will take a similar view as to any of the tax consequences described below. No ruling has been or will be requested from the Service on any tax matters relating to the purchase or the ownership or disposition of the Securities.

     This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder or to certain types of holders subject to special treatment under the federal income tax laws (for example, S corporations, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers) or to investors who acquired their interest in the securities covered by this Prospectus pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the following summary does not consider the potential effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations. This discussion is not intended as tax advice to the purchasers of the Securities.

     The Service announced in 1994 that it is studying the federal income tax treatment of debt instruments which can be repaid in stock of an issuer and that, in appropriate circumstances, such debt instruments may be recharacterized as equity for federal income tax purposes. The Company believes that the Notes should be characterized as debt for federal income tax purposes, and the following discussion assumes such treatment. However, because the Company can require conversion of the Notes in certain circumstances, there can be no assurance that the Service will not challenge this position.

     Investors are advised to consult their own tax advisors with respect to the consequences to them of the purchase, ownership and disposition of the securities offered hereby.

Allocation of Issue Price of Units Among the Notes and the Warrants; Initial Adjusted Basis

     As stated above, the Notes and the Warrants were issued together as "investment units" in the Private Placement. Under applicable Treasury Regulations, the original issue price for such an investment unit must be allocated between the Notes and the Warrants based upon their relative fair market values. Thus, the original issue price of each Note is equal the issue price of an overall Unit less the amount allocable to the Warrant.

     The Company has allocated $875 of the issue price of each Unit to each $1,000 principal amount of the Notes and $125 of such amount to each Warrant to purchase 250 shares of Common Stock (at $.50 each). The Company's allocation reflects its judgment as to the relative fair market values of those instruments at the time of issuance, but is not binding on the Service.

     The Company's allocation of the issue price of the Units is binding on holders of the instruments, unless a holder discloses the use of a different allocation on its federal income tax return for the year that includes the acquisition date of the Note and/or Warrant. Holders considering the use of an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences thereof.

     Each Note is legended to indicate the issue date of such Note and the portion of the issue price of the Unit which, in the Company's opinion, is properly allocable to the Note.

     An investor who acquires a Note or a Warrant from a Selling Securityholder will receive an initial tax basis in such security equal to his cost therefor.

Taxation of Interest

     Each holder of a Note will be required to report, as ordinary income, stated interest on the Note in accordance with such holder's tax accounting method. For example, accrual method holders will report the interest on the Notes as it accrues, and cash method holders will report such interest when it is received or unconditionally made available for receipt.

Original Issue Discount on the Notes

     For federal income tax purposes, when a debt instrument is issued at a discount, the amount of such discount ("original issue discount" or "OID") is treated as interest income, and the holder of such instrument must include such OID in his income for the period during which the OID accrues even though no cash attributable to such OID income will be received until maturity, redemption or other disposition of the debt instrument.

     The amount of OID, if any, on a debt instrument is the difference between its "issue price" and its "stated redemption price at maturity" (subject, generally, to a statutory de minimis exception). The portion of any such OID that is to be accrued (and included in income) with respect to a debt instrument with a maturity of more than one year generally will be determined for each accrual period during the term of such debt instrument under the constant yield method, applied by multiplying the adjusted issue price of the debt instrument at the beginning of the accrual period by its yield to maturity, and subtracting from that product the amount of any interest payments made during that accrual period that are based on a single fixed rate and are payable unconditionally in cash or in property (other than debt instruments of the issuer) at intervals of one year or less during the entire term of the debt instrument ("Qualified Stated Interest"). The resulting amount is allocated ratably to each day in the accrual period, and the amount includible in a holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year on which the holder held the debt instrument.

     The adjusted issue price of a debt instrument at the beginning of any accrual period is equal to its original issue price increased by all previously accrued OID and reduced by the amount of all previous payments made on such debt instrument other than payments of Qualified Stated Interest. Generally, the tax basis of a debt instrument in the hands of the holder will be increased and decreased, respectively, by the same amounts.

     Because of the required allocation of a portion of the issue price for the Units to the Warrants (see discussion above), the stated redemption price at maturity for the Notes exceeded their issue price

(after giving effect to such allocation). Accordingly, the Notes were issued with OID equal to this excess. The Company believes the amount of OID per each $1,000 principal amount of the Notes is $125.

     A purchaser of Notes from a Selling Securityholder will generally be required to include in his gross income in advance of the receipt of cash representing that income the sum of the daily portions of OID on his Notes for each day during each taxable year or portion thereof on which he holds such Notes in the same manner as the Selling Securityholder. (These amounts are in addition to the actual interest payments on the Notes.) An investor that acquires Notes from a Selling Securityholder for an amount that exceeds their adjusted issue price at the time of such acquisition will, however, be considered to have purchased such Notes at an acquisition premium. The amount of OID which any such investor is required to include in income with respect to such Notes for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     The Company will furnish annually to record holders of the Notes and to the Service information with respect to the OID, if any, accruing during the calendar year (as well as interest paid during that year). Because this information will be based upon the adjusted issue price of the Notes, investors who purchase the Notes from the Selling Securityholders for an amount in excess of the adjusted issue price at the time of such acquisition will be required to determine for themselves (based upon the rules described above) the amount of OID, if any, they are required to report. Moreover, as stated above, the Service may not agree with the original issue price allocated by the Company to the Notes.


     On December 16, 1994 the Service issued proposed regulations governing the
inclusion  in   income  of OID for certain contingent payment debt instruments, which regulations were adopted in final form on June 11, 1996 (the "Contingent Payment Regulations"). The Contingent Payment Regulations are effective only for debt instruments issued on or after August 31, 1996, and accordingly do not apply to the Notes. The Service could, however, assert that the inclusion of a default rate of interest applicable upon the occurrence of a bankruptcy of the Company, and the right of the Company to prepay the Notes prior to their scheduled maturity, give rise to contingent payments within the meaning of the Contingent Payment Regulations. If the Service were successful in such an assertion, the resulting OID analysis could differ from that set forth herein.


Market Discount

     The income which an investor who acquires a Note from a Selling Securityholder must recognize may also be affected by the market discount provisions of the Code. Debt instruments such as the Notes which bear OID are considered to have been purchased at a market discount if, subsequent to their original issuance, they are purchased at a price below their adjusted issue price.

     Under the market discount rules, if such an investor purchases a Note at a market discount in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain so recognized or the portion of the market discount that accrued while the Note was held by such investor generally will be treated as ordinary income at the time of the disposition. Moreover, any such market discount on a Note may be taxable to such an investor at the time of certain otherwise non-taxable transactions (e.g., gifts). In addition, a holder of a market discount Note may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the holder disposes of the Note in a taxable transaction.

     Neither the rule treating accrued market discount as ordinary income on disposition nor the rule deferring interest deductions applies if the holder of the market-discount Note elects to include the accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the Service.

Conversion of Notes into Common Stock

     In general, no gain or loss will be recognized for federal income tax purposes upon a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

Exercise of Warrants

     No gain or loss will be recognized upon the exercise of a Warrant (except to the extent, if any, of cash received in lieu of fractional shares). The holder's tax basis in the Common Stock acquired on such exercise will be the sum of his tax basis in the Warrants exercised and the cash paid upon exercise. The holding period for the Common Stock acquired on such exercise will begin on the date of exercise of the Warrant and will not include the period during which the Warrant was held.

     Upon expiration of an unexercised Warrant, a holder will generally recognize a loss equal to such holder's adjusted tax basis in the Warrant. If the Common Stock issuable upon exercise of the Warrant would have been a capital asset of the holder if acquired by the holder, such loss will be a capital loss.

Adjustment of Conversion Price

     The conversion ratio of the Notes and the Warrants is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes and of the Warrants as having received a constructive distribution, resulting in ordinary income (subject to a possible dividend-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion ratio increase the proportionate interest of a holder of Notes or Warrants in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. In addition, if there is not a full adjustment to the conversion ratio of the Notes or the Warrants to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock could be treated as a distribution to such holders of Common Stock, taxable as ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits. The Company intends that all adjustments to the conversion ratio of the Notes and the Warrants will be designed to protect the Warrant and Noteholders against a dilution of their proportionate interest in the assets or earnings and profits of the Company. Accordingly, it is not anticipated that either the holders of the Notes or the Warrants or the holders of Common Stock would be deemed to receive any such taxable dividend distribution under Section 305 of the Code.

Dividends on Common Stock

     Distributions on the shares of Common Stock into which Notes have been converted or which were received on the exercise of the Warrants will be taxable as dividends (i.e., as ordinary income) to the extent of the Company's current and/or accumulated earnings and profits. To the extent that the amount of any such distribution exceeds the Company's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Common Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the Common Stock), and the balance in excess of adjusted basis will be taxed as if it were capital gain recognized on a sale or exchange of such stock.

     Subject to certain holding period and taxable income requirements imposed by the Code, a distribution to a corporate shareholder that is treated as a dividend may qualify for the 70% (or, in certain cases, 80%) dividends-received deduction available under the Code. However, to the extent that the corporate shareholder incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed. In addition, dividend income that is not subject to the regular federal income tax as a consequence of the dividends-received deduction may be subject to the federal alternative minimum tax. Finally, the tax basis of stock held by a corporate shareholder may be reduced (but not below zero) by the non-taxed portion of any "extraordinary dividend" (as defined in Section 1059 of the Code) that is received with respect to such stock. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must increase the amount of gain recognized on the ultimate sale or exchange of such stock for the taxable year in which such sale or exchange occurs.

Disposition of Notes and Common Stock

     Subject to the discussion above under "Conversion of Notes into Common Stock," each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in the Notes. Subject to certain special rules under Section 302 of the Code in the case of redemptions (whereunder the total proceeds received by a seller of Common Stock may be treated as a dividend) and to the discussion of Section 1059 of the Code under "Dividends on Common Stock," above, in cases of significant "extraordinary dividends," each holder of Common Stock received upon a conversion of the Notes or an exercise of the Warrants, in general, will recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock in an amount determined similarly to the calculation described in the preceding sentence for the Notes. Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note or Common Stock held as a capital asset will be capital gain or loss (except as discussed under "Market Discount" above). Such capital gain or loss will be long-term capital gain or loss if the Note or the Common Stock has been held for more than one year at the time of the sale or exchange, and otherwise will be a short-term capital gain or loss.

Effect on Holders of Sale of Warrants

     The sale of a Warrant other than to the Company will result in the recognition of capital gain or loss to the holder if the Warrant is held as a capital asset and the Common Stock issuable upon exercise would have been a capital asset if acquired. The gain or loss will be measured by the difference between the amount realized and the holder's basis in the Warrant, and will be long-term or short-term capital gain or loss depending on whether the Warrant has been held for more than one year. If the Warrants are sold to the Company, the Service may contend that the repurchase of Warrants by the Company is a relinquishment of the holder's contractual rights and not a sale or exchange of property. If the Service were to prevail on this argument, gain or loss on the repurchase of Warrants would be ordinary income or loss even if the Warrants were held as capital assets.

Back-Up Withholding

     A holder of Common Stock or Notes may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," which generally include interest and dividend payments. These back-up withholding rules apply if such holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. Any amount withheld from a payment to an investor under the back-up withholding rules is creditable against such investor's federal income tax liability, provided the required information is furnished to the Service. Back-up withholding will not apply, however, with respect to payments made to certain holders of Common Stock and Notes, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

     The Company will report to the holders of Common Stock and Notes and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such securities.

Consequences to the Company

     The Company is generally required to deduct the OID, if any, on the Notes as it is included in income by the holder, except that the deductions taken by the Company will be determined without regard to any reduction in the amount of OID included in the income of any investor who acquires Notes at an acquisition premium (discussed above). The Company should not recognize income if it redeems or acquires the Notes from holders for a price equal to the principal amount of the Notes less unamortized OID or upon conversion of the Notes. If the Company acquires, or is considered to have acquired, Notes for a lesser price, the Company may be required to recognize income or may be entitled to elect to postpone recognizing such income by reducing its tax basis in other assets. Alternatively, if the Company acquires the Notes for a greater price, the Company may be entitled to a deduction equal to such excess.

     The Company should not recognize any gain or loss on the conversion by Charles S. Holmes of his Notes as described above under "Certain Relationships and Related Transactions" or on the issuance by the Company of the Additional Warrants in connection with such conversion.


Section 382

     As of December 31, 1996, the Company had net operating losses ("NOLs") available for carryforward for federal income tax purposes equal to approximately $10 million.

     Under Section 382 of the Code, a corporation's ability to utilize NOLs (as well as certain unrealized "built-in losses") to offset its income following an "ownership change" (as described below) is generally limited on an annual basis to an amount of income equal to the product of the fair market value of such corporation's outstanding stock immediately before the ownership change and the "long-term tax-exempt rate."

     An ownership change occurs under Section 382 if the percentage of stock of the loss corporation owned actually or constructively by one or more 5-percent shareholders increases by more than 50 percentage points relative to the lowest percentage of stock of the loss corporation owned by those 5-percent shareholders at any time during a statutory "testing period" (generally the three-year period ending on the testing date). A "5-percent shareholder" is one who owns at least 5 percent of the stock of the loss corporation (not including certain nonvoting, nonparticipating preferred stock), and all stock owned by shareholders who are not 5-percent shareholders (hereinafter referred to as public shareholders) is generally treated as being owned by one 5-percent shareholder. In addition, under Section 382 and the regulations promulgated thereunder, public shareholders of a loss corporation may be segregated into two or more separate groups, each of which is treated as a separate 5-percent shareholder. Public shareholders who receive stock from a loss corporation as a result of certain types of transactions will be segregated and treated separately from the public shareholders who owned stock of the loss corporation prior to the transaction.


     Certain provisions under the Treasury Regulations treat options to acquire stock of a loss corporation such as the Company as currently exercised for purposes of determining whether an ownership change subject to Section 382 has occurred. Among other requirements, such provisions require generally that a principal purpose of the issuance, transfer or structuring of the option is to avoid or ameliorate the impact of an ownership change of the loss corporation. The Company believes that such principal purpose does not exist, and therefor it would not appear that the issuance of the Notes and the Warrants would result in a deemed exercise of all related conversion and purchase rights under these provisions. It is not possible to predict with accuracy the timing and potential effect under Section 382 of any future actual exercise of conversion rights under the Notes or purchase rights under the Warrants. It is possible that the actual exercise of such rights could result in an ownership change under Section
382. If such an ownership change were to result, the Company's prospective ability to utilize its NOLs would be limited as described above.

Pending Legislation


     On April 16, 1997, President Clinton released a set of legislative proposals as a part of his plan to balance the federal budget. These proposals include, among other things, proposals to (i) modify certain of the extraordinary dividend rules of Section 1059 of the Code, (ii) deny a deduction for interest and OID for certain long-term debt as well as for certain debt which is mandatorily convertible into the issuer's stock or is so convertible at the issuer's option, (iii) defer the deduction for OID on convertible debt until actual payment (which would exclude conversion) of the debt, and (iv) reduce the 70-percent dividends-received deduction to 50 percent. The Company cannot predict with any degree of certainty which, if any, of the president's proposals will ultimately become law or, if enacted into law, what the effective dates of such provisions would be. Investors should consider the potential effect of the President's proposals in making their investment decision.

     THE FOREGOING SUMMARY IS NOT INTENDED AS TAX ADVICE TO THE PURCHASERS OF THE SECURITIES. EACH PURCHASER IS URGED TO CONSULT WITH SUCH PURCHASER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE INVESTMENT IN THE SECURITIES TO SUCH PURCHASER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                            SELLING SECURITYHOLDERS

     All of the Securities being offered hereby are being offered on behalf of the Selling Securityholders.

     The Noteholders and the Warrantholders acquired the Notes and the Warrants in conjunction with the Private Placement which was consummated on February 15, 1996, February 23, 1996 and February 29, 1996. The lead investor in the Private Placement, Charles S. Holmes, serves as a director of the Company. See "MANAGEMENT -- Directors and Executive Officers of the Company," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Commonwealth Associates served as the Company's Placement Agent in connection with the private placement and received its Warrants as partial compensation for such service.

     The Bank Lenders acquired the shares of Common Stock owned by them on or about April 12, 1996 pursuant to the Credit Agreement. The Bank Lenders currently serve as the Company's primary bank lenders pursuant to the Credit Agreement.

     Active Investors acquired 363,636 shares of Common Stock on November 3, 1994 pursuant to the Stock Purchase Agreement. C. Shelton James, a director of the Company, is the President and a director of Active Investors. Active Investors and certain affiliated limited partnerships currently own shares of Common Stock of the Company as well as Notes and Warrants. See "MANAGEMENT --Directors and Executive Officers of the Company," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


     Mr. Holmes acquired the Holmes Shares upon conversion of the Notes of the Company in the aggregate unpaid principal amount of $2,000,000 held by him into 1,000,000 shares of Common Stock of the Company. See "MANAGEMENT -- Directors and Executive Officers of the Company," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."





     Except as otherwise noted, the Selling Securityholders have advised the Company that they do not own any shares of Common Stock in addition to the Shares.


     The Selling Securityholders have indicated that they intend to sell all of the Securities set forth opposite their names below. The number of Securities which may actually be sold by the Selling Securityholders will be determined from time to time by such Selling Securityholders and will depend on a number of factors including the price of the Securities from time to time. The table below sets forth information as of August 13, 1996 concerning the beneficial ownership of the Securities by the Selling Securityholders. All information as to the beneficial ownership has been furnished to the Company by the Selling Securityholders.




Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
-----------                       -----         ---------------  -----             -----
Active Investors II, Ltd.         $1,000,000      250,000        363,636           11.3
4000 Hollywood Boulevard
Suite 610 North
Miami, FL  33021


The Bank of New York                                             125,000             1.27
One Wall Street
New York, NY 10286

Chemical Bank                                                    125,000             1.27
7600 Jericho Turnpike
Woodbury, New York 11797

Christopher P. Baker              $   50,000                                         0.28
4 Rollins Place
Boston, MA  02114

Hans C. Bodmer                    $   55,000       18,750                            0.51
Muehlestrasse 15
8803 Rueschlikon
Switzerland

Churchill Associates L.P.         $  125,000       31,250                            1.02
by Churchill International, Inc.
G.P.
by James Pinto, President
1149 Windsong Trail
Richardson, TX  75081

William Forman                    $  200,000       50,000                            1.63
70 Timber Ridge Drive
Holbrook, NY  11741

Arthur Freilich                   $  100,000       24,000                            0.81
11 Radnor Road
Plainview, NY  11803

Sydney J. Goldstein               $   57,000       14,250                            0.47
IRA Account
P.O. Box 24181
2741 Kersdale Road
Cleveland, OH  44124

Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
-----------                       -----         ---------------  -----             -----
The Hart Family Trust             $   30,000       12,500                            0.30
Andrew B. Hart and
Loni A. Hart, Trustees
12570 Skyline Blvd.
Oakland, CA  94619


Charles S. Holmes                               1,700,000        1,000,000          25.07
117 Whites Lane
Southampton, NY  11968


Michael T. Jackson Trust          $  200,000       50,000                            1.63
Michael T. Jackson, Trustee
71 Bellevue Avenue
Belvedere, CA  94920


MK'S OMO Contracting Inc.         $   25,000        6,250                            0.21
Employees' Profit Sharing Trust
Sanford Kirschenbaum, Trustee
P.O. Box 847
East Brunswick, NJ  08816

Timothy Moran                     $                25,000                            0.27
33 Woodland Drive
Bayport, NY  11705

Orbis Pension Trustees Ltd.       $1,000,000      250,000                            7.64
David J. Lewis,
Investment Manager
1 Connaught Place
London W2 2DY
England

Claudia C. Rouhana                $   25,000                                         0.14
5 Prospect Lane
Sands Point, NY  11050


Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
-----------                       -----         ---------------  -----             -----
William J. Rouhana, Jr.          $   25,000                                          0.14
5 Prospect Lane
Sands Point, NY  11050


S & A Enterprises, Inc.          $   55,000       13,750                             0.45
Profit Sharing Fund
Sydney J. Goldstein, Trustee
P.O. Box 24181
2741 Kersdale Road
Cleveland, OH  44124

Leonard M. Schiller              $   25,000         5,500                            0.20
1110 N. Lake Shore Drive
Apt. 9S
Chicago, IL  60611


Philip J. Schiller               $   25,000         8,500                            0.23
1419 Waverly Road
Highland Park, IL  60035

William R. Schoen                $   25,000         6,250                            0.21
5 Kenilworth Court
Novato, CA  94945

SJG Management, Inc.             $  100,000        25,000
Profit Sharing Fund
Sydney J. Goldstein, Trustee
P.O. Box 24181
2741 Kersdale Road
Cleveland, OH  44124

S.J. Warner Charitable           $  100,000        25,000                            0.82
Remainder Unitrust
Stephen J. Warner, Trustee
1617 N. Flagler Dr.
Apt. 4A
West Palm Beach, FL  33407

Tel Com Partners L.P.            $  100,000        25,000                            0.82
by James Pinto, G.P.
10369 Blue Arrow Ct.
Columbia, MD  21044-4123


Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
-----------                       -----         ---------------  -----             -----
Winfield Capital Corp.            $  400,000      100,000                            3.2
c/o Paul A. Perlin, CEO
237 Mamaroneck Avenue
White Plains, NY  10605

Michael S. Falk, IRA              $   25,000        6,250                            0.21
One Beekman Place, Apt. 15A
New York, NY  10022

Robert O'Sullivan                 $    8,000        8,850                            0.19
215 East 95th Street, Apt. 33B
New York, NY  10128

E&M RP Trust                      $  400,000      100,000                            3.2
Edward H. Shea, Jr., Trustee
655 Brea Canyon Road
Walnut, CA  91789

Tahoe Partnership I               $  100,000       25,000                            0.82
Peter O. Shea, Managing Partner
655 Brea Canyon Road
Walnut, CA  91789

Siam Partners II                  $  100,000       25,000                            0.82
Edmund H. Shea, Jr.,
Managing Partner
655 Brea Canyon Road
Walnut, CA  91789


Gerald B. Cramer                  $  600,000     150,000                             4.73
1330 Journeys End Road
Croton-on-Hudson, NY  10520



Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
-----------                       -----         ---------------  -----             -----
Paul D. Goldenheim                $   10,000        2,500                            0.08
4 Bald Hill Place
Wilton, CT  06897

David Morley                      $   13,500        1,667                            0.09
2 Longbeach
Corey Groville, Jersey
Channel Islands


Edward J. Rosenthal ISERP         $  100,000       25,000                            0.82
707 Westchester Avenue
White Plains, NY  10604


Cameron Capital Ltd.              $                50,000                            0.54
10 Cavendish Road
Hamilton HM 19
Bermuda


Keith Rosenbloom                  $   15,000       76,350                            0.92
Commonwealth Associates
733 Third Avenue
New York, NY  10017


Jo-Bar Enterprises, LLC           $   40,000       25,000                            0.49
By Joel A. Stone, Managing
Member
8700 Bryn Mawr, 9th Floor
Chicago, IL  60062

Kent A. Rodriguez                 $   25,000        6,250                            0.21
7020 Lanham Lane
Edina, MN  55439

Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
-----------                       -----         ---------------  -----             -----
Benjamin Rosenbloom               $   50,000      12,500                             0.42
44 Coconut Road
Palm Beach Towers,
Apt. A321
Palm Beach, FL 33480

Commonwealth Associates                          218,870                             2.4
733 Third Avenue
New York, NY  10017

Ed Downe                                          50,000                             0.54
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

James Pinto                                      200,000                             2.16
1149 Windsong Trail
Richardson, TX 75081


Michael S. Falk                                  190,000                             2.05
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

Beth Lipman                                        5,000                              .06
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017



Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
-----------                       -----         ---------------  -----             -----
Paul Sterios                                      8,000                              0.09
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

James L. Lynch                                   20,000                              0.22
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017


                             PLAN OF DISTRIBUTION

     The Securities are being sold by the Selling Securityholders for their own account; the Company will not receive any proceeds from the sales of the Securities by the Selling Securityholders. The Selling Securityholders are not restricted as to the price or prices at which they may sell the Securities. The proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of such Securities sold less the agents' or brokers' discounts or commissions and other expenses of issuance and distribution not borne by the Company. Further, the Selling Securityholders are not restricted as to the number of Securities which may be sold at any one time.

     The Selling Securityholders, or their pledgees, donees, transferees or other successors, may sell the Securities in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Securities may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, (B) in transactions otherwise than in the over-the-counter market or (C) through the writing of options on the Securities (whether such options are listed on an options exchange or otherwise). Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Securityholders may effect such transactions by selling Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to a particular broker-dealer might be in excess of those customary in the types of transactions involved). There is no plan to offer such Securities through underwriters or any existing arrangement between the Selling Securityholders and any broker or dealer.

     In connection with any sales, the Selling Securityholders and any broker-dealer participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Securityholders must comply with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder in offers and sales of their Securities. In particular, the Selling Securityholders may not: (i) pay commissions or finder's fees to anyone other than normal brokers' commissions paid to their brokers who execute orders for sales; (ii) bid for or purchase for their own account or the account of any affiliate or induce others to bid for or purchase any of the Company's shares, including the Securities, until the Securities have been sold; or (iii) make any bids for or purchases of such shares, directly or indirectly, for the purpose of stabilizing the price of the Common Stock. Additionally, the Selling Securityholders, including brokers through whom their sales are made as well as dealers who purchase the Securities being offered hereby for resale, must comply with the Prospectus delivery requirements of the Securities Act during the term of this offering.

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Whitman Breed Abbott & Morgan, New York, New York.


                                    EXPERTS


     The consolidated financial statements and schedule of NAI Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein upon the authority of such firm as experts on accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES


                                                                  Page
                                                                  ----
Independent Auditors' Report                                       65

Consolidated Balance Sheets at December 31, 1996 and 1995          66

Consolidated Statements of Operations - Years ended                67
   December 31, 1996, 1995 and 1994

Consolidated Statements of Shareholders' Equity -                  68
   Years ended December 31, 1996, 1995 and 1994

Consolidated Statements of Cash Flows - Years ended                69
   December 31, 1996, 1995 and 1994

Notes to Consolidated Financial Statements                         70

Consolidated Balance Sheets at
   March 29, 1997 (unaudited) Consolidated and December 31, 1996   91

Consolidated Statements of Operations - (unaudited)
   Three months ended March 29, 1997 and                           92
   March 30, 1996 Consolidated

Consolidated Statements of Cash Flows - (unaudited)
   Three months ended March 29, 1997 and                           93
   March 30, 1996 Consolidated

Other Financial Information                                        94

Independent Auditors' Report                                       95

Consolidated Financial Statement Schedules:
   II - Valuation and Qualifying Accounts                          96

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
and Stockholders
NAI Technologies, Inc.

We have audited the accompanying consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NAI Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Boulder, Colorado
February 7, 1997

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS



                                                                  December 31,
(in thousands, except share amounts)                            1996        1995
----------------------------------------------------------------------------------
ASSETS
Current Assets:
        Cash and cash equivalents                            $  2,727    $  2,605
        Accounts receivable, net                               12,693      13,735
        Inventories, net                                       10,270      11,995
        Deferred tax asset                                        173         384
        Other current assets                                      597         813
----------------------------------------------------------------------------------
               Total current assets                            26,460      29,532
----------------------------------------------------------------------------------

Property, plant and equipment, net                              3,523       5,351
Excess of cost over fair value of net assets acquired, net      9,707      10,339
Notes receivable                                                 --         1,190
Other assets                                                    1,681       1,600
----------------------------------------------------------------------------------
               Total assets                                  $ 41,371    $ 48,012
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
        Accounts payable                                     $  6,907    $  9,797
        Current installments of long-term debt                    158       2,177
        Accrued payroll and commissions                           680         768
        Other accrued expenses                                  3,894       6,376
        Income taxes payable                                      580         370
----------------------------------------------------------------------------------
        Total current liabilities                              12,219      19,488
----------------------------------------------------------------------------------

Long-term debt                                                 12,224      15,573
Other accrued expenses                                            912       2,481
Deferred income taxes                                              36         384
----------------------------------------------------------------------------------
        Total liabilities                                      25,391      37,926
----------------------------------------------------------------------------------
Commitments and contingent liabilities
----------------------------------------------------------------------------------

Shareholders' Equity:
        Capital Stock:
               Preferred stock, no par value, 2,000,000
                 shares authorized and unissued                  --          --
               Common stock, $.10 par value, 25,000,000
                 shares authorized; shares issued:
                 9,016,937 in 1996 and 7,459,437 in 1995          902         746
        Capital in excess of par value                         19,217      16,162
        Foreign currency translation adjustment                   313          43
        Retained earnings                                      (4,452)     (6,865)
----------------------------------------------------------------------------------
               Total shareholders' equity                      15,980      10,086
----------------------------------------------------------------------------------
               Total liabilities and shareholders' equity    $ 41,371    $ 48,012
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Years ended December 31,
(in thousands except per share amounts)          1996        1995        1994
------------------------------------------------------------------------------
Net sales                                     $ 68,207    $ 60,008    $ 54,520
------------------------------------------------------------------------------
Cost of sales                                   52,712      55,100      44,254
------------------------------------------------------------------------------
Gross margin                                    15,495       4,908      10,266
------------------------------------------------------------------------------

Selling expenses                                 4,192       4,971       7,490
General and administrative expenses              5,242       6,517       6,313
Research and development costs                   1,639       1,807       3,214
Restructuring expenses                            --          --         7,321
Other (income) expense                            (885)        488         517
------------------------------------------------------------------------------
Total expenses, net                             10,188      13,783      24,855
------------------------------------------------------------------------------
Operating earnings (loss)                        5,307      (8,875)    (14,589)
------------------------------------------------------------------------------

Non-operating income (expense):
        Other                                       15        --          --
        Amortization of deferred debt costs       (456)       (895)       --
        Interest income                            152         195          83
        Interest expense                        (2,209)     (1,667)     (1,477)
------------------------------------------------------------------------------
                                                (2,498)     (2,367)     (1,394)
------------------------------------------------------------------------------

Earnings (loss) before income taxes              2,809     (11,242)    (15,983)
Income tax expense (benefit)                       396         377      (4,392)
------------------------------------------------------------------------------
Net earnings (loss)                           $  2,413    ($11,619)   ($11,591)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Earnings (loss) per common share              $   0.28    ($  1.57)   ($  1.69)
------------------------------------------------------------------------------
------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996




                                                                 Capital                                               Total
                                                      Common     in excess   Note           Translation    Retained    shareholders'
(in thousands)                                        stock      of par      receivable     adjustment     earnings    equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1994                             $    651   $ 12,096      ($ 12)        ($ 54)          $ 17,912    $ 30,593
        Net (loss)                                        --         --         --            --           (11,591)    (11,591)
        4% common stock dividend                          26      1,541         --            --            (1,567)         --
        Foreign currency translation adjustment           --         --         --           161                --         161
        Sale of common stock                              36        964         --            --                --       1,000
        Tax benefit from exercise of employee
          stock options                                   --         23         --            --                --          23
        Exercise of employee stock options and
          purchases under stock purchase plan              4        106         --            --                --         110
                                                     ------------------------------------------------------------------------------

Balance December 31, 1994                                717     14,730        (12)          107             4,754      20,296
        Net (loss)                                        --         --         --            --           (11,619)    (11,619)
        Foreign currency translation adjustment           --         --         --           (64)               --         (64)
        Common stock issued in debt restructuring         25        475         --            --                --         500
        Issuance of stock warrants in connection          --        913         --            --                --         913
          with debt offering
        Exercise of employee stock options and
          purchases under stock purchase plan              4         56         --            --                --          60
                                                     ------------------------------------------------------------------------------

Balance December 31, 1995                                746     16,174        (12)           43           (6,865)      10,086

        Net earnings                                      --         --         --            --             2,413       2,413
        Foreign currency translation adjustment           --         --         --           270                --         270
        Issuance of stock warrants in connection          --      1,060         --            --                --       1,060
          with debt offering
        Payment of note receivable                        --         --         12            --                --          12
        Conversion of convertible debt, net
         of issuance costs                               156      1,983         --            --                --       2,139
                                                     ------------------------------------------------------------------------------

Balance December 31, 1996                           $    902   $ 19,217       $ -0-         $313          ($ 4,452)   $ 15,980
                                                     ------------------------------------------------------------------------------
                                                     ------------------------------------------------------------------------------



The accompanying notes to consolidated financial statements are an integral part of these statements.

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                     Years ended December 31,
(in thousands)                                                                     1996      1995         1994
---------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
        Net earnings (loss)                                                   $  2,413    ($11,619)   ($11,591)
        Adjustments to reconcile net earnings (loss) to cash (used in)
          provided by operating activities:
        Depreciation and amortization                                            2,548       2,979       2,435
        Loss (gain) on disposal of property, plant and equipment                (1,492)          1       2,298
        Provision for inventory obsolescence                                        88       2,248       2,031
        Loss on sale of notes receivable                                            89          --          --
        Tax benefit from exercise of employee stock options                         --          --          23
        Changes in operating assets and liabilities, excluding effects from acquisitions, dispositions and foreign currency adjustments:
               Accounts receivable                                                 648      (1,227)      2,534
               Inventories                                                       1,543        (191)        879
               Accounts payable and other accrued expenses                      (6,965)      3,545       4,215
               Income taxes                                                         73       4,328      (2,775)
               Other, net                                                         (594)         57         (82)
---------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                             (1,649)        121         (33)
---------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
        Contingent payment on purchase of KMS Advanced Products                     --        (103)       (189)
        Purchase of property, plant and equipment                                 (566)       (886)       (935)
        Proceeds from sale of division,  property, plant and equipment           2,990         443       1,053
---------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                              2,424        (546)        (71)
---------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
        Issuances of notes payable                                                 590           6       8,636
        Issuances of 12% convertible notes                                       5,842       2,500          --
        Payments of notes payable                                                 (590)       (133)     (5,283)
        Payments for debt restructuring                                             --        (345)         --
        Payments of long-term debt                                              (7,856)       (656)     (4,777)
        Receipts on notes receivable                                             1,113          --         223
        Proceeds from exercise of stock options and stock purchase plan             --          60         110
        Proceeds from sale of common stock                                          --          --       1,000
---------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                               (901)      1,432         (91)
---------------------------------------------------------------------------------------------------------------
Effect of foreign currency exchange rates on cash                                  248         (60)        136
---------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                               122         947         (59)
Cash and cash equivalents at beginning of year                                   2,605       1,658       1,717
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                      $  2,727    $  2,605    $  1,658
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
        Cash paid for (received):
               Interest                                                       $  2,238    $  1,506    $  1,462
               Income taxes                                                        398      (4,697)       (773)
        Non-cash investing and financing activities:
               Common stock issued in debt restructuring                            --         500          --
               Notes receivable from sale of property, plant and equipment          --       1,190          --
               Conversion of 12% notes into common stock                         2,139          --          --
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------



The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

1.      SUMMARY OF ACCOUNTING POLICIES


Description of Business: NAI Technologies designs, manufactures and markets rugged computer systems, advanced peripheral products, high performance workstations, TEMPEST computer systems and telecommunications test equipment and transmission products, and integrated systems for defense, military, government-related and commercial businesses. The Company's customer base includes commercial markets requiring rugged, mobile computer and communications systems, U.S. and foreign armed services and intelligence agencies, and the regional Bell operating companies and independent telephone companies. Net sales to the U.S. Government for the years ended December 31, 1996, 1995 and 1994 were $20,619,000, $22,665,000 and $21,819,000, respectively.


Basis of Presentation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation: The financial statements and transactions of the Company's foreign subsidiary are maintained in its functional currency. For consolidation purposes, assets and liabilities of the Company's U.K. subsidiary have been translated at rates of exchange at the end of the period. Revenues and expenses have been translated at the weighted average rates of exchange in effect during each period. Translation gains and losses are accumulated as a separate component of shareholders' equity. Gains and losses resulting from transactions denominated in a currency other than the entity's functional currency are included in other operating expense in the consolidated statements of operations. There were no significant gains or losses from foreign currency transactions in the years presented.


Financial Statement Reclassification: Certain reclassifications have been made to prior years' financial statements to conform to the 1996 presentation.


Cash equivalents: The Company classifies investments that are readily convertible into cash, and have original maturities of three months or less, as cash equivalents.

Inventories: Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis. Work in process is stated at total costs incurred, reduced by estimated costs of units delivered, not in excess of net realizable value. The Company's business is characterized by rapid change that frequently results in product obsolescence. The Company continually reviews its on-hand quantities and compares such to current business levels and future expectations regarding usage. Adjustments to the carrying values of inventory are made when considered necessary.

Property, Plant and Equipment: Property, plant and equipment are recorded at historical cost. Depreciation and amortization have been computed using the straight-line method over the following estimated useful lives of the assets: equipment and furniture and fixtures, generally -- 2 to 10 years, and buildings -- 30 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the lease term.


Excess of Cost over Fair Value of Net Assets Acquired: The excess of cost over fair value of net assets acquired (goodwill) is being amortized on a straight line basis over a period of twenty years. The Company reviews the significant assumptions that underlie the twenty-year amortization period on a quarterly basis and will shorten the amortization period if considered necessary. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future results. Accumulated amortization was approximately $2,362,000 and $1,730,000 at December 31, 1996 and 1995, respectively. The amortization expense associated with these amounts is included in other operating expense in the consolidated statements of operations and amounted to $632,000, $630,000 and $620,000 in 1996, 1995 and
1994, respectively.

Long-lived assets: In fiscal 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. During 1996, the Company adopted this statement and determined that no impairment loss need be recognized for applicable assets of continuing operations.


Revenue Recognition: Sales are recorded when title passes (either at shipment or customer acceptance). In some limited cases, a sale may be recorded upon the completion of a specific contractual task such as the issuance of a test report. Cost of goods sold is based upon average estimated cost per unit. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under long-term contracts are recorded under the percentage of completion method of accounting using the cost to cost method. Costs include direct engineering and manufacturing costs, applicable overhead costs and special tooling and test equipment. All selling, general and administrative expenses are charged to operations as incurred. Warranty expense is accrued based upon the historical relationship between sales and warranty claims. Estimated losses are provided for in full when identified.

Income Taxes: Income taxes are determined based on the use of the asset and liability approach for financial accounting and reporting of income taxes in accordance with statement of Financial Accounting Standards (SFAS) No. 109, "Accounting For Income Taxes." Under this method, deferred tax assets and liabilities are recognized based on the temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled.





Earnings (Loss) Per Share: Earnings (loss) per share is computed based upon the weighted average number of common shares and common share equivalents outstanding. Common share equivalents consist of dilutive common stock options, common stock subscribed to under the Employee Stock Purchase Plan and common stock warrants, net of assumed buy-back. The computation of fully diluted earnings (loss) per share does not materially differ from that presented in the consolidated statements of operations. Earnings (loss) per share amounts are based on 8,570,000, 7,382,000 and 6,850,000 average shares outstanding (including common stock equivalents) for 1996, 1995 and 1994, respectively.

2.      ACCOUNTS RECEIVABLE

        Accounts receivable at December 31 consisted of the following:



        (in thousands)                                          1996         1995
        -----------------------------------------------------------------------------
        Amounts receivable from United States Government:
           Amounts billed                                       $ 3,891     $ 3,764
           Unbilled contract receivables                             47       2,004
        -----------------------------------------------------------------------------
                                                                  3,938       5,768
        Amounts receivable from others:
           Amounts billed                                         8,564       7,729
           Unbilled contract receivables                            449         380
        -----------------------------------------------------------------------------
                                                                  9,013       8,109
        -----------------------------------------------------------------------------

                                                                 12,951      13,877
        Allowance for doubtful accounts                            (258)       (142)
        -----------------------------------------------------------------------------
                                                                $12,693     $13,735
        -----------------------------------------------------------------------------
        -----------------------------------------------------------------------------


        Unbilled contract receivables represent revenue earned but not yet billed to customers at year end. The Company expects that substantially all of these amounts will be billed and collected within one year.

3.      INVENTORIES

        Inventories at December 31, summarized by major classification, were as follows:



        (in thousands)                       1996        1995
        ------------------------------------------------------
        Raw materials and components     $  8,567    $ 11,695

        Work-in-process                     3,010       4,121

        Finished goods                      1,204         477

        Allowance for obsolescence         (2,403)     (3,536)

        Unliquidated progress payments       (108)       (762)
        ------------------------------------------------------
                                         $ 10,270    $ 11,995
        ------------------------------------------------------
        ------------------------------------------------------


4.      OTHER CURRENT ASSETS

        Other current assets at December 31 consisted of the following:



        (in thousands)                      1996       1995
        ------------------------------------------------------
        Prepaid insurance                $    249    $    219

        Other prepaid expenses                348         594
        ------------------------------------------------------
                                         $    597    $    813
        ------------------------------------------------------
        ------------------------------------------------------



5.      PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment at December 31 consisted of the following:



        (in thousands)                                      1996        1995
        ----------------------------------------------------------------------
        Land                                             $    300    $  1,306

        Buildings                                           1,900       1,900

        Machinery and equipment                             7,807       8,829

        Furniture and fixtures                                681         679

        Leasehold improvements                                404         317
        ----------------------------------------------------------------------

                                                           11,092      13,031

        Less accumulated depreciation and amortization     (7,569)     (7,680)
        ----------------------------------------------------------------------

                                                         $  3,523    $  5,351
        ----------------------------------------------------------------------
        ----------------------------------------------------------------------

6.      RESTRUCTURING

        On April 8, 1994 the Company announced that as part of its transition from the design and manufacture of computer peripherals toward both producing and integrating computer systems, it would close its Hauppauge, New York based Military Products Division and transfer the division's operations to its Codar facility in Longmont, Colorado. As a direct result of the above, the Company recorded a $9,500,000 charge in 1994, of which $7,300,000 was classified as a restructuring charge and $2,200,000 was charged to cost of sales. The major components of the $7,300,000 restructuring charge relate to employee expense ($2,731,000), disposition of assets ($2,000,000), inventory write downs on discontinued products ($1,120,000), idle facility costs ($590,000) and lease termination costs ($370,000). The major components of the $2,200,000 charge to cost of sales pertain to inventory write-offs related primarily to excess start-up costs associated with the NST-II production. The transfer of operations to Colorado was substantially completed by the fourth quarter of 1994.

7.      OTHER ACCRUED EXPENSES - CURRENT

        Other accrued expenses - current at December 31, 1996, consisted of the following:



        (in thousands)                                       1996     1995
        -------------------------------------------------------------------
        Supplemental retirement                            $  800   $   --
        Customer advances                                      --    1,143
        Employee benefits                                     949      756
        Restructuring                                          39      153
        Insurance payable                                     164      168
        Purchase liabilities                                  257      453
        Warranty                                              688      658
        Deferred revenue                                      296      589
        Contract losses                                        58      583
        Taxes, other than income                              115      365
        Interest                                              134      162
        Moving expense                                         --      513
        Other                                                 394      833
        -------------------------------------------------------------------

                                                           $3,894   $6,376
        -------------------------------------------------------------------
        -------------------------------------------------------------------


8.      DEBT

        Long term debt at December 31 consisted of the following:



        (in thousands)                                                                    1996      1995
        ---------------------------------------------------------------------------------------------------
        Secured revolving credit with quarterly step-downs of
                $750,000 and interest at prime plus 1 3/4%
                (10% at December 31, 1996)                                            $  7,500    $ 15,175

        Notes payable, generally secured by specified machinery and equipment, with
                interest at rates ranging from 8.875% to 11.25%                            206         388

        12% Convertible Subordinated Promissory
          Notes due January 15, 2001                                                     5,227       2,500
        ---------------------------------------------------------------------------------------------------
                                                                                        12,933      18,063

        Original issue discount on 12% Notes                                              (551)       (313)
        Less current installments                                                         (158)     (2,177)
        ---------------------------------------------------------------------------------------------------

                                                                                      $ 12,224    $ 15,573
        ---------------------------------------------------------------------------------------------------
        ---------------------------------------------------------------------------------------------------



        Aggregate principal payments for the five years subsequent to December 31, 1996 are as follows (in thousands):


        1997            $   158
        1998              2,523
        1999              5,025
        2000                 --
        2001              5,227
                        -------
                        $12,933
                        -------
                        -------



        Effective February 15, 1996 the Company entered into an amendment to its credit agreement with its bank lenders which amended and extended the payment provisions contained therein and reset certain financial covenants on more favorable terms for the Company. The revised credit agreement provides for quarterly principal payments of $500,000, beginning on March 31, 1996, and payments of $750,000 beginning on March 31, 1997 and paid through December 31, 1998. The remaining principal balance is due on January 15, 1999. Interest is payable monthly at the rate of 1 3/4% above prime. The loan covenants require that the Company maintain certain minimum levels of net worth, current ratio and quick ratio. They also limit capital expenditures and the payment of cash dividends. As of December 31, 1996 the Company had made prepayments of $3,525,000. Accordingly, no payments are due in 1997.

        In November and December 1995, the Company borrowed an aggregate of $2,500,000 and agreed that the loans would be converted into convertible debt in conjunction with the anticipated sale of 12% Convertible Subordinated Promissory Notes. Such loans were recorded as Convertible Subordinated Promissory Notes as of December 31, 1995 in the Company's financial statements.

        On February 15, 1996, February 23, 1996, February 29, 1996 and May 2, 1996, the Company issued an aggregate of $8,342,000 of 12% Convertible Subordinated Promissory Notes due January 15, 2001 and warrants to purchase an aggregate of 2,085,500 shares of the Company's Common Stock. The Notes are convertible by the holders into shares of Common Stock at a conversion price equal to $2.00 per share.

Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996. The Notes mature on January 15, 2001. The Notes may be prepaid by the Company without premium or penalty at any time after January 15, 1999. The Notes are unsecured obligations of the Company and contain certain restrictions on the Company a negative pledge of the Company's assets not otherwise encumbered by the holders of the senior indebtedness. As of December 31, 1996, $3,115,000 of such Notes had been converted into Common Stock.

In addition to the Warrants noted above, the Company issued 2,034,200 Warrants to the lead investor and placement agent. All Warrants entitle the holders thereof to purchase shares of Common Stock at any time and from time to time on or before February 15, 2002, at an exercise price equal to $2.50 per share of Common Stock. The Warrants are detachable and separately transferable. The Warrants were valued at $0.50 each. Such value was derived based upon an evaluation by an independent third party and included a review of both current and historical stock price data, the lack of liquidity afforded to the Warrants, the results of various quantitative methodologies, the Company's financial position and historical and projected cash flows. The Warrants issued in conjunction with the Notes are recorded as original issued discount on the Company's balance sheet. The Warrants issued to the lead investor and the placement agent are recorded as deferred debt costs and is included in other assets in the accompanying consolidated balance sheet.

On May 9, 1996, the Company entered into an agreement with Charles S. Holmes, a member of the Company's Board of Directors, that in consideration of his converting the Note in the aggregate unpaid principal amount of $2,000,000 held by him into 1,000,000 shares of Common stock, the Company would immediately issue warrants to purchase 300,000 shares of Common Stock at any time and from time to time on or before February 15, 2002 at an exercise price of $3.00 per share. The warrants were valued at $0.50 per warrant and the Company recorded a charge to operations of $150,000 in 1996.

The Company's U.K. subsidiary has a credit facility (sterling overdraft) with a U.K. bank. The credit facility amounts to 'L'600,000 (approximately
$1,028,000) and bears interest at 2 1/4 % above the U.K. base rate (6% at December 31, 1996). This facility is renewable in March 1997. The maximum month end borrowings under the credit facility during the years ended December 31, 1996 and 1995 were 'L'346,000 and 'L'84,000 (approximately $543,000 and
$130,000, respectively). The average short term borrowings for the years ended December 31, 1995 and 1994 were 'L'29,000 and 'L'19,000 (approximately
$50,000 and $30,000, respectively). The weighted average interest rate during the years ended December 31, 1996 and 1995 was 8.23% and 8.88%, respectively.

9.      OTHER ACCRUED EXPENSES - NON-CURRENT

        Other Accrued Expenses - non-current at December 31 consisted of the following:




        (in thousands)                         1996        1995
        --------------------------------------------------------
        Supplemental retirement plan            $ --      $1,235

        Other                                    439         748

        Deferred compensation                    473         498
        --------------------------------------------------------

                                                $912      $2,481
        --------------------------------------------------------
        --------------------------------------------------------



        The supplemental retirement plan is described in Note 13.


        In 1981, the Company entered into agreements with two former officers which provide for the payments to each of $25,000 per year, adjusted for the cumulative effects of inflation from inception of the agreement, over a period of 15 years. Such deferred compensation payments commenced on January 1, 1990. The 1997 payment to each of the former officers will be approximately $42,000.

10.     OTHER (INCOME) EXPENSE

        Other (Income) Expense for the years ended December 31, 1996, 1995 and 1994 are as follows:


        (in thousands)                       1996        1995      1994
        -----------------------------------------------------------------
        Gain on sale of division(1)        ($1,510)     $  --      $  --
        Amortization of goodwill               632        629        620
        Other                                   (7)      (141)      (103)
        -----------------------------------------------------------------
                                           ($  885)     $ 488      $ 517
        -----------------------------------------------------------------
        -----------------------------------------------------------------


        (1) In June 1996, the Company sold the assets of its Systems Integration division, which operated within the Codar Technology subsidiary.

11.     INCOME TAXES

        The Company and its domestic subsidiaries file a consolidated Federal income tax return. The provision for income taxes consisted of the following items:



        (in thousands)                                  1996          1995       1994
        --------------------------------------------------------------------------------
        Current:
               Federal                                  $  --         $ --      ($4,286)
               State                                       --           --           --
               Foreign                                    533          377         (446)
        --------------------------------------------------------------------------------

                                                          533          377       (4,732)
        --------------------------------------------------------------------------------
        Deferred:
               Federal                                     --           --          360
               State                                       --           --           --
               Foreign                                   (137)          --          (20)
        --------------------------------------------------------------------------------

                                                         (137)          --          340
        --------------------------------------------------------------------------------

        Total income tax expense (benefit)              $ 396         $377      ($4,392)
        --------------------------------------------------------------------------------
        --------------------------------------------------------------------------------




        The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset and (liability) at December 31, 1996, and 1995 are as follows:



        (in thousands)                                  1996               1995
        -------------------------------------------------------------------------
        Deferred tax assets current:

               Net operating loss carry forward        $ 3,389           $ 3,335
               AMT credit carry forward                    514               319
               Inventories                                 401             1,422
               Supplemental retirement                     204               317
               Accrued vacation                             81               146
               Deferred compensation                       186               195
               Other                                       392               276
               Plant and equipment                         109                --
               Valuation allowance                      (5,103)           (5,626)
        -------------------------------------------------------------------------

                                                       $   173           $   384
        -------------------------------------------------------------------------
        -------------------------------------------------------------------------

        Deferred tax liabilities non-current:

               Plant and equipment                     $  --             ($  384)
               Other                                     (36)                 --
        -------------------------------------------------------------------------

                                                         (36)               (384)
        -------------------------------------------------------------------------

                                                       $  137            $    --
        -------------------------------------------------------------------------
        -------------------------------------------------------------------------





        The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized through the realization of future taxable income.

The sources of the deferred tax provision and the related tax effect for the years ended December 31, 1996, 1995 and 1994 are as follows:




(in thousands)                                    1996        1995         1994
--------------------------------------------------------------------------------
Net operating loss carry forward              $   (54)     ($3,335)     $    --
AMT credit carry forward                         (196)         227         (545)
Accelerated depreciation for
  tax purposes                                   (493)          12         (142)
Decrease (increase) in inventory
  reserves                                      1,021       (1,066)         235
Deferred compensation                               9           41           (4)
Supplemental retirement                           113          (50)         (96)
Accrued restructure costs                          52          282         (333)
Accrued vacation                                   65          (19)         148
Other                                            (131)        (117)        (524)
Valuation allowance                              (523)       4,025        1,601
--------------------------------------------------------------------------------

                                              ($  137)     $    --      $   340
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




A reconciliation of the provision for income taxes computed at the Federal statutory rate to the actual provision for income taxes is as follows:



(in thousands)                                     1996       1995       1994
--------------------------------------------------------------------------------
Expected tax expense (benefit)                  $   955     ($3,822)    ($5,434)
Increases (decreases) resulting from:
  Adjustment of prior years' income taxes            --        (350)       (665)
  Non-deductible expenses                           214         278         167
  Other                                            (250)        246         (61)
  Change in valuation allowance                    (523)      4,025       1,601
--------------------------------------------------------------------------------

Actual income tax expense (benefit)             $   396     $   377     ($4,392)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





No provision has been recorded for U.S. income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations.

12.     SHAREHOLDERS' EQUITY

The Company has three stock option plans - the 1991 Stock Option Plan, the 1993 Stock Option Plan for Directors, and the 1996 Stock Option Plan - which together cover 1,233,731 shares of common stock which may be issued pursuant to the plans to key employees and directors.


The 1991 Stock Option Plan covers 677,731 shares. Options under the 1991 Stock Option Plan are non-qualified stock options and are granted at the option price fixed by the Compensation Committee of the Board of Directors but in no event may the option price be less than the fair market value of a share of common stock on the date of grant. Options under the 1991 Stock Option Plan have such term as is fixed by the Compensation Committee but no option may be exercised during the first year after its date of grant or after the expiration of ten years from its date of grant.

The 1993 Stock Option Plan for Directors covers 156,000 shares. Options under the Directors' Plan are non-qualified stock options and are granted in increments of 5,000 shares upon each non-employee director's election or re-election to the Board of Directors. The option price is equal to the fair market value of a share of common stock on the date of grant. Options are granted for a term of ten years and become exercisable eleven months after their date of grant. In no event may an option be exercised after the expiration of the term of such option.

The 1996 Stock Option Plan covers 400,000 shares. Options under the 1996 Stock Option Plan are non-qualified stock options and are granted at the option price fixed by the Compensation Committee of the Board of Directors but in no event may the option price be less than the fair market value of a share of common stock on the date of grant. Options under the 1996 Stock Option Plan have such term as is fixed by the Compensation Committee but no option may be exercised during the first year after its date of grant or after the expiration of five years from its date of grant.

Full payment of the exercise price under all stock option plans may be made in cash or in shares of common stock valued at the fair market value thereof on the date of exercise. The Company's policy is that such shares must have been acquired by the optionee at least six months prior to the exercise date. No options were exercised in 1996. In 1995 and 1994, all payments were made in cash.

In 1996, the Company adopted the disclosure-only alternative of SFAS no. 123, Accounting for Stock Based Compensation. The weighted-average fair value per option at the date of grant for options granted during 1996 and 1995 was $0.74 and $0.61, respectively. The weighted-average fair value per purchase right under the Employee Stock Purchase Plan was $0.74 for 1996 subscriptions. There were no subscriptions in 1995. The fair value was estimated using the Black-Scholes options pricing model and the following weighted-average assumptions:


                                                                1996        1995
--------------------------------------------------------------------------------
Expected dividend yield                                           0%          0%
Expected volatility                                              30%         30%
Risk-free interest rate                                           5%          5%
Expected term until exercise (years)                               3           3
--------------------------------------------------------------------------------




Pro forma net income and earnings per share reflecting compensation cost for the fair value of stock options awarded in 1996 and 1995 were as follows:



(thousands of dollars, except per share data)           1996            1995
--------------------------------------------------------------------------------
Net income:
  As reported                                        $   2,413       ($  11,619)
  Pro forma                                          $   2,315       ($  11,671)

Earnings per share:
  As reported                                        $    0.28       ($    1.57)
  Pro forma                                          $    0.27       ($    1.58)
Fully diluted earnings per share:
  As reported                                             N/A             N/A
  Pro forma                                               N/A             N/A
--------------------------------------------------------------------------------


The pro forma effects on net income and earnings per share for 1996 and 1995 may not be representative of the pro forma effects in future years because they include compensation cost calculated on a straight-line basis over the vesting periods of the grants and do not take into consideration pro forma compensation cost for options granted prior to 1995.

Employee Stock Option Plans

The following is a summary of activity related to all stock option plans:


                                                           Number        Weighted average
                                                             of            option price
                                                           shares           per share
                                                           ------           ---------
Outstanding at January 1, 1994                            617,951          $   6.20

Granted                                                   498,998          $   5.28

Exercised                                                 (30,472)         $   2.62

Expired/canceled                                         (424,126)         $   7.60
-----------------------------------------------------------------------------------

Outstanding at December 31, 1994                          662,351          $   4.77

Granted                                                   515,000          $   2.43

Exercised                                                 (37,962)         $   1.93

Expired/canceled                                         (486,656)         $   4.81
-----------------------------------------------------------------------------------

Outstanding at December 31, 1995                          652,733          $   3.06

Granted                                                   330,400          $   2.69

Expired/canceled                                         (256,239)         $   2.22
-----------------------------------------------------------------------------------

Outstanding at December 31, 1996                          726,894          $   2.63
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------


At December 31, 1996, 206,172 options were exercisable and 1,223,731 shares were reserved for issuance under all stock option plans.

Warrants

At December 31, 1996, there were 4,119,700 warrants outstanding exercisable at $2.50 per share and 300,000 warrants outstanding exercisable at $3.00 per share. All warrants expire February 15, 2002.

EMPLOYEE STOCK PURCHASE PLAN

Under the 1992 Employee Stock Purchase Plan, which commenced July 1, 1992, employees may subscribe to purchase shares of common stock at the lesser of 85% of the market price on the first day of the purchase period or the date purchased one year later. Payment for the shares is made through payroll deductions of up to 5% of annual base pay over a one year period. A total of 113,177 shares has been reserved for issuance under the Employee Stock Purchase Plan and as of December 31, 1996, 49,063 shares have been issued pursuant to the plan. The following is a summary of employee stock purchase plan activity:

                                                                                                NUMBER OF    PRICE
                                                                                                 SHARES      RANGE
                                                                                                ---------    -----
Outstanding at January 1, 1994...............................................................     23,540     $7.02

Subscriptions................................................................................     31,410      3.13

Purchases....................................................................................     (9,828)     3.13

Cancellations................................................................................    (22,202)     3.13-7.02
-----------------------------------------------------------------------------------------------------------------------

Outstanding at December 31, 1994.............................................................     22,920     $3.13

Purchases....................................................................................    (13,870)     3.13

Cancellations................................................................................     (9,050)     3.13
-----------------------------------------------------------------------------------------------------------------------

Outstanding at December 31, 1995.............................................................       --         --

Subscriptions................................................................................     19,780     $2.76

Cancellations................................................................................     (1,000)    $2.76
-----------------------------------------------------------------------------------------------------------------------

Outstanding at December 31, 1996.............................................................     18,780     $2.76
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

13.     EMPLOYEE BENEFIT PLANS

        Pension Plan


        Until December 1995, when the plan was terminated and all assets were distributed, the Company had a noncontributory defined benefit pension plan covering all eligible employees. The plan provided for normal retirement at age 65, or at least age 62 with 30 years of service, and optional early retirement.


        In December 1993, the Board of Directors approved an amendment to the pension plan which resulted in the freezing of all future benefits under the plan as of January 3, 1994.

        The Company's funding policy was to make annual contributions to the extent such contributions were actuarially determined and tax deductible. Pension expense (income) for 1995 and 1994 was $3,000 and ($5,000), respectively.

        Supplemental Retirement Plan


        The NAI Technologies Supplemental Retirement Plan, a non-qualified, un-funded pension plan was terminated in 1996. The expense related to this plan amounted to $146,000 and $281,000 in 1995 and 1994, respectively. In 1995, the actuarial computations assumed a discount rate of 6.75% on benefit obligations. In 1994 the assumed discount rate on benefit obligations was 7.25%. The assumed compensation increase was 5% for all years. Such benefits will be paid from the Company's assets and not from retirement plan assets.


        The following table sets forth the funded status and cost components of the Company's supplemental retirement plan at December 31, 1995 and 1994:



        (In thousands)                                                  1995      1994
        ----------------------------------------------------------------------------------
        Accumulated benefit obligation including vested benefits
        of $1,215 in 1995 and $-0- in 1994                           $ 1,221    ($  899)
        ----------------------------------------------------------------------------------
        ----------------------------------------------------------------------------------

        Projected benefit obligation for service
         rendered to date                                             (1,442)    (1,224)
        Plan assets at fair value                                         --         --
        ----------------------------------------------------------------------------------
        Projected benefit obligation in excess
         of plan assets                                               (1,442)    (1,224)
        Unrecognized prior service cost                                  332        360
        Unrecognized net loss (gain)                                     178         77
        Adjustment required to recognize
         minimum liability                                              (289)      (112)
        ----------------------------------------------------------------------------------

        Unfunded accrued supplementary costs                         ($1,221)   ($  899)
        ----------------------------------------------------------------------------------
        ----------------------------------------------------------------------------------

        Net pension expense is comprised
        of the following:

                Service cost                                         $    25    $   156
                Interest cost                                             93         84
                Net amortization and deferral                             28         41
        ----------------------------------------------------------------------------------

        Net pension expense                                          $   146    $   281
        ----------------------------------------------------------------------------------
        ----------------------------------------------------------------------------------

        The unfunded accrued supplementary costs are included in other accrued expenses-noncurrent in 1995.

        Retirement Savings Plan


        The Company has a voluntary Retirement Savings Plan for all eligible employees which provides for basic employee contributions (up to 15% of compensation). Plan participants may invest in a combination of equity, fixed income and money market funds. The Company's 1994 contribution under the plan totaled $365,143. Effective August 20, 1994, the Board of Directors suspended the matching provisions. No contributions were made in 1996 or 1995. Beginning in January 1997, the Company re-instituted a matching provision of 100% of the first 1% of each employee's contribution.

        The plan also provides for a discretionary profit sharing contribution as determined by the Board of Directors, which may be contributed to each of the participant's individual accounts. The Company made no such contribution for 1996, 1995 or 1994.


14.     INFORMATION BY GEOGRAPHIC AREA

        Information about the Company's foreign operations and export sales is provided in the following table. Export revenue is foreign revenue produced by identifiable assets located in the United States while foreign revenue is generated by identifiable assets located in foreign countries.

        In order to achieve an appropriate sharing of operating results between the Company's subsidiaries, transfers between geographic areas are accounted for on the basis of a mark-up of manufacturing costs. Operating earnings are total sales less operating expenses. In computing operating earnings, none of the following items has been added or deducted: general corporate expenses, interest income, interest expense and income taxes.

        Identifiable assets are those assets of the Company that are identified with the operations in each geographic area. Corporate assets consisted primarily of cash and cash equivalents.

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                         INFORMATION BY GEOGRAPHIC AREA



                                                                  As of or
                                                          Years ending December 31,
(in thousands)                                          1996        1995        1994
--------------------------------------------------------------------------------------
SALES TO UNAFFILIATED CUSTOMERS:
        United States                                $ 52,053    $ 47,329    $ 40,692
        Export                                          1,581       1,786       2,723
        United Kingdom                                 14,573      10,893      11,105
                                                     --------------------------------
               Total                                 $ 68,207    $ 60,008    $ 54,520
                                                     --------------------------------
                                                     --------------------------------

TRANSFERS BETWEEN GEOGRAPHIC AREAS:
        United States                                $    547    $    831    $    787
        Europe                                           --          --            11
                                                     --------------------------------
               Total                                 $    547    $    831    $    798
                                                     --------------------------------
                                                     --------------------------------

TOTAL SALES:
        United States                                $ 52,600    $ 48,160    $ 41,479
        Export                                          1,581       1,786       2,723
        United Kingdom                                 14,573      10,893      11,116
        Eliminations                                     (547)       (831)       (798)
                                                     --------------------------------
               Total                                 $ 68,207    $ 60,008    $ 54,520
                                                     --------------------------------
                                                     --------------------------------

OPERATING EARNINGS (LOSS):
        United States                                $  4,869    ($ 6,232)   ($11,068)
        Europe                                          2,070       1,226      (1,232)
                                                     --------------------------------
               Subtotal                                 6,939      (5,006)    (12,300)

        Corporate expenses and other                   (1,632)     (3,869)     (2,289)
                                                     --------------------------------
               Total operating earnings (loss)          5,307      (8,875)    (14,589)


        Net interest expense & other                   (2,498)     (2,367)     (1,394)
                                                     --------------------------------
               Earnings (loss) before income taxes   $  2,809    ($11,242)   ($15,983)
                                                     --------------------------------
                                                     --------------------------------

IDENTIFIABLE ASSETS:
        United States                                $ 28,294    $ 34,103    $ 33,795
        Europe                                          9,602       8,283       8,761
                                                     --------------------------------
               Subtotal                                37,896      42,386      42,556
        Corporate and other                             3,475       5,626      11,164
                                                     --------------------------------
               Total                                 $ 41,371    $ 48,012    $ 53,720
                                                     --------------------------------
                                                     --------------------------------



15.     INFORMATION BY BUSINESS SEGMENT

        The Company's operations are classified into two business segments:
        Electronic Systems and Telecommunications. The Electronic Systems segment includes Codar Technology, Inc. based in Longmont, Colorado, NAI Technologies--Systems Division Corporation in Columbia, Maryland, and Lynwood Scientific Developments Limited in Farnham, England.


        Codar Technology designs, manufactures, integrates and supports rugged computer systems, advanced computer peripherals and memory systems for military and commercial use. Systems provides custom packaged, integrated computer systems for deployment in shelters, ships, land vehicles and other demanding environments. Lynwood supplies rugged, environmentally and electrically screened personal computers and workstations based upon standard commercial off the shelf technology, targeted to the military and government markets principally in Europe. The U.S. Government accounted for $20,619,000 or 34% and one other customer accounted for 16% of the Electronic Systems segment's 1996 sales. No other customer accounted for greater than 10% of the Segment's sales.

        The Telecommunications segment currently consists of Wilcom, Inc. in Laconia, New Hampshire. Wilcom designs and manufactures products for use in the telephone industry. Wilcom's customer base includes the regional Bell operating companies and independent telephone companies. Two such customers accounted for 26% and 18%, respectively, of the Telecommunications segment's 1996 sales.


        Inter-segment sales are accounted for on the basis of a mark-up of manufacturing costs. Operating earnings are total sales less operating expenses. In computing operating earnings, none of the following items has been added or deducted: general corporate expenses, interest income, interest expense and income taxes.

        Identifiable assets by segment are those assets of the Company that are used in the Company's operations in each segment. Corporate assets consist primarily of cash and cash equivalents.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                       INFORMATION BY INDUSTRIAL SEGMENT



                                                                  As of  or
                                                        Years ending December 31,
(in thousands)                                         1996        1995      1994
-------------------------------------------------------------------------------------
SALES TO UNAFFILIATED CUSTOMERS:
        Electronic Systems                           $ 61,131    $ 51,813    $ 46,330
        Telecommunications                              7,076       8,195       8,190
                                                     --------------------------------
               Total                                 $ 68,207    $ 60,008    $ 54,520
                                                     --------------------------------
                                                     --------------------------------

INTERSEGMENT SALES:

        Electronic Systems                           $    547    $    831    $    798
                                                     --------------------------------
                                                     --------------------------------

TOTAL SALES:
        Electronic Systems                           $ 61,678    $ 52,644    $ 47,128
        Telecommunications                              7,076       8,195       8,190
        Eliminations                                     (547)       (831)       (798)
                                                     --------------------------------
               Total                                 $ 68,207    $ 60,008    $ 54,520
                                                     --------------------------------
                                                     --------------------------------

OPERATING EARNINGS (LOSS):
        Electronic Systems                           $  6,245    ($ 4,273)   ($11,788)
        Telecommunications                                694        (733)       (512)
                                                     --------------------------------
               Subtotal                                 6,939      (5,006)    (12,300)
        Corporate expenses and other                   (1,632)     (3,869)     (2,289)
                                                     --------------------------------
               Total operating earnings (loss)          5,307      (8,875)    (14,589)
        Net interest expense & other                   (2,498)     (2,367)     (1,394)
                                                     --------------------------------
               Earnings (loss) before income taxes   $  2,809    ($11,242)   ($15,983)
                                                     --------------------------------
                                                     --------------------------------

IDENTIFIABLE ASSETS:
        Electronic Systems                           $ 31,584    $ 35,577    $ 35,529
        Telecommunications                              6,312       6,809       7,027
                                                     --------------------------------
               Subtotal                                37,896      42,386      42,556
        Corporate and other                             3,475       5,626      11,164
                                                     --------------------------------
               Total                                 $ 41,371    $ 48,012    $ 53,720
                                                     --------------------------------
                                                     --------------------------------

CAPITAL EXPENDITURES:
        Electronic Systems                           $    412    $    746    $    716
        Telecommunications                                150         120         114
                                                     --------------------------------
               Subtotal                                   562         866         830
        Corporate and other                                 4          20         105
                                                     --------------------------------
               Total                                 $    566    $    886    $    935
                                                     --------------------------------
                                                     --------------------------------

DEPRECIATION:
        Electronic Systems                           $  1,560    $  1,680    $  2,078
        Telecommunications                                362         359         320
                                                     --------------------------------
               Subtotal                                 1,922       2,039       2,398
        Corporate and other                               626         940          37
                                                     --------------------------------
               Total                                 $  2,548    $  2,979    $  2,435
                                                     --------------------------------
                                                     --------------------------------


15. COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries lease office and manufacturing facilities,
automobiles,   computers  and  other   equipment  under  various  non-cancelable
operating leases.

     Future minumum rental commitments for leases with non-cancelable terms in excess of one year are as follows:

                                (IN THOUSANDS)                 AMOUNT
                   ----------------------------------------    ------

                   1997....................................     $1,407
                   1998....................................      1,310
                   1999....................................      1,134
                   2000....................................        684
                   2001....................................        647
                   2002 and thereafter.....................      4,496
                                                                ------
                        Total minimum lease payments.......     $9,678
                                                                ------
                                                                ------

     With the acquisition of Lynwood, the Company assumed a 25 year operating lease for office and manufacturing facilities. Annual future minimum lease payments through the year 2014, which are included in the above table, amount to approximately $346,000 per year.

     Rental  expense amounted to $1,570,000,  $1,725,000 and $1,170,000 in 1996,
1995 and 1994, respectively. There was no sublease income in these periods.

     Most leases provide for additional payments of real estate taxes, insurance and other operating expenses applicable to the property, generally over a base period level. Total rental expense includes such base period expenses and the additional expense payments as part of the minimum lease payments.

     The Company and its subsidiaries are subject to certain legal actions which arise in the normal course of business. It is management's belief that these actions will not have a material effect on the Company's consolidated financial position.

17.     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth quarterly financial information for 1996 and 1995:




                                                                               Loss
        (in thousands,                 Net         Gross        Net (loss)     per
        except per share data)        sales       margin          income       share
        -----------------------------------------------------------------------------
        1996

          First Quarter             $ 16,503      $  3,265      ($   450)      ($.06)
          Second Quarter              17,354         3,550           815         .10
          Third Quarter               17,271         3,801           964         .11
          Fourth Quarter              17,079         4,879         1,084         .12
          --------------------------------------------------------------------------
          Total                     $ 68,207      $ 15,495      $  2,413       $ .28
          --------------------------------------------------------------------------
          --------------------------------------------------------------------------

        1995

          First Quarter             $ 12,687      $  2,518      ($ 1,094)      ($.15)
          Second Quarter              14,084        (1,827)(1)    (5,805)       (.78)
          Third Quarter               15,887         1,790        (2,296)       (.31)
          Fourth Quarter              17,350         2,427        (2,424)       (.33)
          --------------------------------------------------------------------------
          Total                     $ 60,008      $  4,908      ($11,619)     ($1.57)
          --------------------------------------------------------------------------
          --------------------------------------------------------------------------




        (1) The Company recorded a charge to cost of sales in the amount of $2,700,000 for increased provisions for slow moving, excess and obsolete inventory and $2,000,000 for anticipated cost growth on certain long term contracts.

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets
                                 (in thousands)

------------------------------------------------------------------------------------------------
                                                                      March 29,        Dec. 31,
                                                                         1997              1996
                                                                                       (Audited)
------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash and cash equivalents                                            $ 1,926          $2,727
  Accounts receivable, net                                              10,037          12,693
  Inventories, net                                                      10,045          10,270
  Deferred tax asset                                                       166             173
  Other current assets                                                     553             597
------------------------------------------------------------------------------------------------
     Total current assets                                               22,727          26,460
------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                       3,362           3,523
Excess of cost over fair value of assets acquired, net                   9,550           9,707
Other assets                                                             1,565           1,681
------------------------------------------------------------------------------------------------
     Total assets                                                      $37,204         $41,371
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                                    $ 5,207          $ 6,907
  Current installments of long-term debt                                  166              158
  Accrued payroll and commissions                                         104              680
  Other accrued expenses                                                3,170            3,894
  Income taxes payable                                                    718              580
------------------------------------------------------------------------------------------------
     Total current liabilities                                          9,365           12,219
------------------------------------------------------------------------------------------------
Long-term debt                                                         10,622           12,224
Other accrued expenses                                                    870              912
Deferred income taxes                                                      36               36
------------------------------------------------------------------------------------------------
     Total liabilities                                                 20,893           25,391
------------------------------------------------------------------------------------------------

Shareholders' Equity:
  Capital Stock:
  Preferred stock, no par value, 2,000,000
    shares authorized and unissued                                         -                -
  Common stock, $.10 par value, 25,000,000
    shares authorized; shares issued: 9,058,687
    in 1997 and 9,016,937 in 1996                                         906              902
Capital in excess of par value                                         19,303           19,217
Foreign currency translation adjustment                                   175              313
Retained earnings                                                      (4,073)          (4,452)
------------------------------------------------------------------------------------------------
     Total shareholders' equity                                        16,311           15,980
------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                       $37,204          $41,371
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                     (in thousands except per share amounts)
                                   (Unaudited)

------------------------------------------------------------------------------------------------
                                                                      For the Three Months Ended
                                                                     ---------------------------
                                                                     March 29,        March 30,
                                                                        1997             1996
------------------------------------------------------------------------------------------------
Net sales                                                             $13,062          $16,503
------------------------------------------------------------------------------------------------
Cost of sales                                                           9,413           13,238
------------------------------------------------------------------------------------------------
Gross margin                                                            3,649            3,265
------------------------------------------------------------------------------------------------
Selling expense                                                         1,010            1,114
General and administrative expense                                      1,070            1,370
Research and development                                                  424              367
Other                                                                     128              164
------------------------------------------------------------------------------------------------
Total expenses, net                                                     2,632            3,015
------------------------------------------------------------------------------------------------
Operating income                                                        1,017              250
------------------------------------------------------------------------------------------------
Non-operating income (expense):
  Interest income                                                          14               55
  Amortization of deferred debt costs                                    (104)             (55)
  Interest expense                                                       (401)            (565)
------------------------------------------------------------------------------------------------
                                                                         (491)            (565)
------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes                                       526             (315)
Provision for income taxes                                                147              135
------------------------------------------------------------------------------------------------
Net earnings (loss)                                                   $   379          $  (450)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Earnings (loss) per common share                                      $  0.04          $ (0.06)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Average shares outstanding                                             10,199            7,459
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (in thousands)
                                   (Unaudited)

------------------------------------------------------------------------------------------------
                                                                      For the Three Months Ended
                                                                     ---------------------------
                                                                     March 29,        March 30,
                                                                        1997             1996
------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net earnings (loss)                                                 $  379           $ (450)
  Adjustments to reconcile net earnings (loss)
    to cash provided by operating activities:
  Depreciation and amortization                                          538              598
  Gain on disposal of property, plant and equipment                       (7)               -
  Provision for inventory obsolescence                                    13              103
  Loss on sale of notes receivable                                         -               89
  Change in operating assets and liabilities,
    excluding effects from acquisitions, dispositions
    and foreign currency adjustments:
      Accounts receivable                                              2,656            1,598
      Inventories                                                        212           (1,325)
      Accounts payable and other accrued expenses                     (3,042)          (3,356)
      Income taxes                                                       145              125
      Other, net                                                          51           (1,076)
------------------------------------------------------------------------------------------------
Net cash flow provided by (used in) operating activities                 945           (3,694)
------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Purchase of property, plant and equipment                              (94)            (245)
  Proceeds from sale of property, plant and equipment                     17                -
------------------------------------------------------------------------------------------------
Net cash used in investing activities                                    (77)            (245)
------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Issuances of notes payable                                               -               53
  Issuance of 12% Convertible Notes                                        -            5,742
  Payments of notes payable                                                -              (53)
  Payments of long-term debt                                          (1,621)             (57)
  Receipts of notes receivable                                             -            1,101
  Proceeds from exercise of stock options
    and stock purchase plan                                               78                -
------------------------------------------------------------------------------------------------
Net cash used in (provided by) financing activities                   (1,543)           6,786
------------------------------------------------------------------------------------------------
Effect of foreign currency exchange rates on cash                       (126)             (27)
------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                    (801)           2,820
Cash and cash equivalents at beginning of year                         2,727            2,605
------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                            $1,926           $5,425
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
  Cash paid for (refunded):
    Interest                                                           $ 347            $ 417
    Income taxes                                                       $ -              $ 3
    Conversion of 12% Notes into common stock                          $ 12             $ -
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                          OTHER FINANCIAL INFORMATION

UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. The consolidated statements of operations for the three months ended March 29, 1997 are not necessarily indicative of the results to be expected for the full year. These unaudited financial statements should be read in conjunction with the audited financial statements and accompanying notes included in the Company's 1996 Annual Report on Form 10-K for the year ended December 31, 1996.

INVENTORIES

Inventories are summarized by major classification as follows:

--------------------------------------------------------------------------------
                                                  March 29,             Dec. 31,
                                                    1997                  1996
                                                                       (Audited)
--------------------------------------------------------------------------------
(In thousands of dollars)
Raw materials and components                     $  8,828              $  8,567
Work-in-process                                     2,246                 3,010
Finished goods                                      1,244                 1,204
Allowance for obsolescence                         (2,273)               (2,403)
Unliquidated progress payments                       --                    (108)
--------------------------------------------------------------------------------
Inventories, net                                 $ 10,045              $ 10,270
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT
                  ON CONSOLIDATED FINANCIAL STATEMENT SCHEDULE


Board of Directors and Shareholders
NAI Technologies, Inc.:


Under date of February 7, 1997, we reported on the consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, as contained in the Company's annual report on Form 10-K for the year 1996. In connection with our audits of the aforementioned consolidated financial statements, we have also audited the related consolidated financial statement
Schedule II (Valuation and Qualifying Accounts). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.


In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                              KPMG Peat Marwick LLP

Boulder, Colorado
February 7, 1997

                                                                                                            Schedule II

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

(in thousands of dollars)
-----------------------------------------------------------------------------------------------------------------------
        Column A                          Column B                 Column C              Column D         Column E
-----------------------------------------------------------------------------------------------------------------------
                                                                  Additions
                                                        -------------------------------
                                                             (1)             (2)
                                          Balance at      Charged to     Charged to                        Balance
                                          Beginning         Costs       Other Accounts   Deductions        at End
       Description                        of Period       and Expenses    Describe        Describe        of Period
-----------------------------------------------------------------------------------------------------------------------
Allowance deducted from
 asset to which it applies

   Allowance for doubtful accounts:
      Year ended December 31, 1996         $  142           $    88      $    5 (C)      ($ 23)(A)        $   258
      Year ended December 31, 1995            133               205           0            196 (A)            142
      Year ended December 31, 1994            172                11           0             50 (A)            133

   Allowance for inventory
    obsolescence reserve:

      Year ended December 31, 1996         $3,536                88         897(D)       2,118(B)           2,403
      Year ended December 31, 1995          2,250             2,248          23(E)         985(B)           3,536
      Year ended December 31, 1994          4,018             2,031           7(E)       3,806(B)           2,250




------------------------

Note A - Uncollected receivables written off, net of recoveries.

Note B - Obsolete inventories scrapped, net of recoveries.

Note C - Foreign currency translation adjustment.

Note D - Reclassification of 1995 provision for future inventory loss on work in process of $650,000.
         Gross-up of inventory reserve previously netted of $207,000.
         Foreign currency translation adjustment of $22,000.
         Reclassification from other inventory accounts of $18,000.

Note E - Reclassification from other inventory accounts.


                                    GLOSSARY


     Definitions of the following terms can be found on the pages indicated.

                                                                            Page
                                                                            ----
Active Investors ..........................................................    1
Additional Warrants .......................................................   12
Asset Management ..........................................................   32
Bank Lenders ..............................................................    1
Bank Lenders ..............................................................    8
Carlson Employment Agreement ..............................................   35
Codar .....................................................................    4
Code ......................................................................   46
Commission ................................................................    2
Common Stock ..............................................................    1
Company ...................................................................    1
Company ...................................................................    4
Conversion Price ..........................................................    5
Credit Agreement ..........................................................    1
Events of Default .........................................................    5
Exchange Act ..............................................................    2
Exercise Price ............................................................    6
Expiration Date ...........................................................   46
Expiration Date ...........................................................   42
Holmes Shares .............................................................    1
Indenture..................................................................   40
Investment Transaction ....................................................   39
Lynwood ...................................................................    4
Named Executives ..........................................................   33
Nasdaq ....................................................................    1
NOLs ......................................................................   52
Noteholders ...............................................................    1
Notes .....................................................................    1
NST .......................................................................    8
OID .......................................................................   47
original issue discount ...................................................   47
Preferred Stock ...........................................................   44
Proposed Regulations ......................................................   48
Qualified Stated Interest .................................................   47
RBOCs .....................................................................    4
Schneider Employment Agreement ............................................   35
Securities ................................................................    1
Securities Act ............................................................   62
Selling Securityholders ...................................................    1
Service ...................................................................   46
Shareholders ..............................................................    1
Shares ....................................................................    1
Stock Purchase Agreement ..................................................    1
Systems ...................................................................    4
TEMPEST ...................................................................    4
TIN .......................................................................   51
Trustee ...................................................................   40
Units .....................................................................   39
Warrantholders ............................................................    1
Warrants ..................................................................    1
Wilcom ....................................................................    4

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                                    Part II

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits



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3(i)      Restated Certificate of Incorporation of NAI Technologies, Inc. filed with the Secretary of State of the State of New York on August 19, 1991 (filed with Commission as Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28,
          1996).

3(ii) Certificate of Amendment to the Certificate of Incorporation of the Registrant, as filed with the New York Secretary of State on February 2, 1996 (filed with the Commission as Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996.

3(iii) Certificate of Amendment of the Certificate of Incorporation of NAI Technologies, Inc. filed with the Secretary of State of the State of New York on August 7, 1996 (filed with Commission as Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

4(iv) Indenture, dated as of July 15, 1996, between NAI Technologies, Inc. and First Trust National Association, as Trustee (filed with Commission as Exhibit 4(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

4(v) Warrant Agreement, dated as of August 26, 1996, between NAI Technologies, Inc. and American Stock Transfer & Trust Company (filed with Commission as Exhibit 4(ii) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

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                                      -98-


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
10(i)     Amendment No. 1 to Employment Agreement, entered into as of August 8,
          1996, between NAI Technologies, Inc. and Richard A. Schneider (filed with Commission as Exhibit 10(I) to the Company's Quarterly Report on
          Form 10-Q for the quarterly period ended September 28, 1996).

10(ii) Settlement Agreement and Release, entered into as of August 8, 1996, between NAI Technologies, Inc. and Richard A. Schneider (filed with Commission as Exhibit 10(ii) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

10(iii) 1996 Stock Option Plan (filed with Commission as Exhibit 10(iii) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

10(iv) 1993 Stock Option Plan for Directors, as amended (filed with Commission as Exhibit 10(iv) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

10(v) Employment Agreement, entered into as of January 1, 1997, between NAI Technologies, Inc. and Robert A. Carlson (filed with the Commmission as Exhibit 10(x) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

10(vi) Amendment No. 2 to Employment Agreement, entered into as of January 2, 1997, between NAI Technologies, Inc. and Richard A. Schneider. (filed with the Commmission as Exhibit 10(xi) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

10(vii) Settlement Agreement and Release, entered into as of December 19, 1996, between NAI Technologies, Inc. and Robert A. Carlson. (filed with the Commmission as Exhibit 10(xii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

12        Computation of Per Share Earnings.

21 List of Subsidiaries (filed with the Commmission as Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

23.1      Consent of KPMG Peat Marwick.

99(i) Form of Note Certificate (filed with the Commission as Exhibit 99(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

99(ii)    Form of Warrant Certificate (filed with the Commission as
          Exhibit 99(ii) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

(b)       Financial Statement Schedules
          Schedule II-Valuation and Qualifying Accounts (included on page 96 of this Registration Statement).



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                                      -99-



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                                    SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Huntington, State of New York, on the 28th day of May, 1997.


                                NAI TECHNOLOGIES, INC.


                               By /s/ Robert A. Carlson
                                  ------------------------------
                                      Robert A. Carlson
                                      Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement has been signed below by the following persons, in the capacities indicated, on May 28, 1997.



                               By /s/ Robert A. Carlson
                                  ------------------------------
                                      Robert A. Carlson
                                      Chairman and Chief Executive Officer
                                      and Director (principal executive officer)


                               By /s/ Richard A. Schneider
                                  ------------------------------
                                      Richard A. Schneider
                                      Executive Vice President, Treasurer,
                                      Chief Financial Officer, Secretary
                                      and Director (principal financial
                                      and accounting officer)


                               By /s/ Stephen A. Barre*
                                  ------------------------------
                                      Stephen A. Barre
                                      Director


                               By /s/ C. Shelton James*
                                  ------------------------------
                                      C. Shelton James
                                      Director


                               By /s/ Charles S. Holmes*
                                  ------------------------------
                                      Charles S. Holmes
                                      Director


                               By
                                  ------------------------------
                                      Edward L. Hennessy
                                      Director


                               By /s/ Dennis McCarthy*
                                  ------------------------------
                                      Dennis McCarthy
                                      Director

--------------------


* Richard A. Schneider, pursuant to a Power of Attorney executed by each of the directors and officers noted above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment to Registration Statement on Form S-1 on behalf of each of the persons noted above in the capacities indicated.



                                     -100-

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